Exhibit (a)(1)(A)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

Home Point Capital Inc.

at

$2.33 Net Per Share

by

Heisman Merger Sub, Inc.

a wholly owned subsidiary of

Mr. Cooper Group Inc.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT

5:00 P.M. EASTERN TIME

ON TUESDAY, JUNE 27, 2023, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

Heisman Merger Sub, Inc., a Delaware corporation (which we refer to as “Purchaser”) and a direct, wholly owned subsidiary of Mr. Cooper Group Inc., a Delaware corporation (which we refer to as “Mr. Cooper”), is offering to purchase, subject to certain conditions, including the satisfaction of the Minimum Condition, as defined below, any and all of the outstanding shares of common stock, par value $0.0000000072 per share (which we refer to as the “Shares”), of Home Point Capital Inc., a Delaware corporation (which we refer to as “Home Point” or the “Company”), at a price of $2.33 per Share, net to the seller in cash, without interest, subject to any required withholding taxes (which we refer to as the “Offer Price”), upon the terms and subject to the conditions set forth in this Offer to Purchase (which we refer to as this “Offer to Purchase”) and in the related Letter of Transmittal (which we refer to as the “Letter of Transmittal” and which, together with this Offer to Purchase and other related materials, as each may be amended or supplemented from time to time, constitutes, and we refer to as, the “Offer”).

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of May 10, 2023 (which, as it may be amended from time to time, we refer to as the “Merger Agreement”), by and among Mr. Cooper, Purchaser and Home Point. The Merger Agreement provides, among other things, that if the Offer is consummated, as soon as practicable after the consummation of the Offer and subject to the satisfaction or waiver of certain conditions, Purchaser will be merged with and into Home Point (which we refer to as the “Merger”) without a vote of the stockholders of Home Point in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (which we refer to as the “DGCL”), with Home Point continuing as the surviving corporation (which we refer to as the “Surviving Corporation”) in the Merger. In the Merger, each Share outstanding immediately prior to the effective time of the Merger (other than any Shares held by Home Point, Mr. Cooper or any of their respective direct or indirect wholly owned subsidiaries or by any person who is entitled to, and has properly exercised and perfected their demand for, statutory appraisal of his or her Shares) will be converted into the right to receive $2.33 per Share in cash, without interest, subject to any required withholding taxes. As a result of the Merger, Home Point will cease to be a publicly traded company and will become a wholly owned subsidiary of Mr. Cooper. Under no circumstances will interest be paid on the purchase price for Shares, regardless of any extension of the Offer or any delay in making payment for Shares.

The Offer is not subject to any financing condition. The Offer is conditioned upon, among other things, (A) the Merger Agreement not having been terminated in accordance with its terms (which we refer to as the “Termination Condition”) and (B) the satisfaction of (i) the Minimum Condition (as defined below), (ii) the

Regulatory Conditions to the Offer (as defined below); and (iii) the Governmental Authority Condition to the Offer (as defined below). The “Minimum Condition” requires that the number of Shares validly tendered in accordance with the terms of the Offer, and not validly withdrawn, at 5:00 p.m., Eastern Time, on Tuesday, June 27, 2023 (which we refer to as the “Expiration Date,” unless Purchaser has extended the period during which the Offer is open, in which event “Expiration Date” will mean the latest time and date at which the Offer, as so extended by Purchaser, will expire), together with all other Shares (if any) beneficially owned by Mr. Cooper and its affiliates, represent at least one more Share than 50% of the sum of (x) the total number of Shares outstanding at the time of the expiration of the Offer, plus (y) the total number of Shares that Home Point would be required to issue upon conversion, settlement, exchange or exercise of all options, warrants, rights or securities outstanding at the time of the expiration of the Offer that are convertible, exchangeable or exercisable into Shares (whether then outstanding or for which the conversion, settlement, exchange or exercise date has already occurred, but in any event without duplication). The “Regulatory Conditions to the Offer” requires (i) that any waiting period (and any extension thereof) applicable to the Offer or the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (which we refer to as the “HSR Act”), has expired or been terminated, (ii) there is not in effect any voluntary agreement with a governmental authority not to consummate the Offer or the Merger, and (iii) all consents from and notices to federal and state regulators and government-sponsored enterprises required by the Merger Agreement have been obtained or made, as applicable. The “Governmental Authority Condition to the Offer” requires that no governmental authority of competent jurisdiction in any jurisdiction in which Mr. Cooper, Home Point or any of their respective affiliates have any business operations has enacted, issued, promulgated, enforced or entered any law or order which is then in effect and has the effect of restraining, enjoining, rendering illegal or otherwise prohibiting the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Merger. The Offer is also subject to other conditions as described in this Offer to Purchase. See Section 15 — “Conditions to the Offer.”

In connection with the execution of the Merger Agreement, certain Home Point stockholders (which we refer to as the “Principal Stockholders”) have entered into a Tender and Support Agreement, dated as of May 10, 2023, with Mr. Cooper and Purchaser (as it may be amended from time to time, the “Support Agreement”). Subject to the terms and conditions of the Support Agreement, each Principal Stockholder has agreed, among other things, (i) to tender all of its Shares to Purchaser in the Offer, subject to certain exceptions (including the valid termination of the Merger Agreement), (ii) to vote against other proposals to acquire Home Point and in favor of the adoption of the Merger Agreement and (iii) to certain other restrictions on its ability to take actions with respect to Home Point and its Shares, including transferring its Shares. The Principal Stockholders beneficially owned approximately 92% of the outstanding Shares as of May 10, 2023. The Principal Stockholders beneficially own a sufficient number of Shares such that the Minimum Condition will be satisfied as a result of the tender by the Principal Stockholders of their Shares to Purchaser in accordance with the Support Agreement.

The Board of Directors of Home Point has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to, and in the best interest of, Home Point and its stockholders, (ii) declared it advisable to enter into the Merger Agreement, (iii) approved the execution, delivery and performance by Home Point of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Offer and the Merger, (iv) resolved that the Merger shall be effected under Section 251(h) of the DGCL, and (v) resolved to recommend that the stockholders of Home Point tender their Shares to Purchaser pursuant to the Offer (the “Home Point Board Recommendation”).

A summary of the principal terms of the Offer appears under the heading “Summary Term Sheet.” You should read this entire Offer to Purchase carefully before deciding whether to tender your Shares pursuant to the Offer.

May 26, 2023

IMPORTANT

If you desire to tender all or any portion of your Shares to Purchaser pursuant to the Offer, you should either (a) complete and sign the Letter of Transmittal for the Offer, which is enclosed with this Offer to Purchase, in accordance with the instructions contained in the Letter of Transmittal, with any required signature guarantees if the Letter of Transmittal so requires, and mail or deliver the Letter of Transmittal and any other required documents to Equiniti Trust Company, in its capacity as depository and paying agent for the Offer (which we refer to as the “Depository”), and either deliver the certificates for your Shares to the Depository along with the Letter of Transmittal or tender your Shares by book-entry transfer by following the procedures described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” in each case prior to the Expiration Date, or (b) request that your broker, dealer, commercial bank, trust company or other nominee effect the transaction for you. If you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact that institution in order to tender your Shares to Purchaser pursuant to the Offer.

* * * * *

Questions and requests for assistance should be directed to the Information Agent (as defined herein) at its addresses and telephone numbers set forth below and on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the related Letter of Transmittal and other materials related to the Offer may also be obtained for free from the Information Agent. Additionally, copies of this Offer to Purchase, the related Letter of Transmittal and any other material related to the Offer may be obtained at the website maintained by the U.S. Securities and Exchange Commission (which we refer to as the “SEC”) at www.sec.gov. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.

This Offer to Purchase and the related Letter of Transmittal contain important information and you should read both carefully and in their entirety before making a decision with respect to the Offer.

The Offer has not been approved or disapproved by the SEC or any state securities commission, nor has the SEC or any state securities commission passed upon the fairness or merits of or upon the accuracy or adequacy of the information contained in this Offer to Purchase. Any representation to the contrary is unlawful.

The Information Agent for the Offer is:

D.F. King & Co., Inc.

48 Wall Street, 22nd floor

New York, NY 10005

Stockholders may call toll free: (866) 864-7964

Banks and Brokers may call collect: (212) 269-5550

SUMMARY TERM SHEET

The information contained in this summary term sheet is a summary only and is not meant to be a substitute for the more detailed description and information contained in the Offer to Purchase, the Letter of Transmittal and other related materials. You are urged to read carefully the Offer to Purchase, the Letter of Transmittal and other related materials in their entirety. Mr. Cooper and Purchaser have included cross-references in this summary term sheet to other sections of the Offer to Purchase where you will find more complete descriptions of the topics mentioned below. The information concerning Home Point contained herein and elsewhere in the Offer to Purchase has been provided to Mr. Cooper and Purchaser by Home Point or has been taken from or is based upon publicly available documents or records of Home Point on file with the SEC or other public sources at the time of the Offer. Mr. Cooper and Purchaser have not independently verified the accuracy and completeness of such information.

Securities Sought	Subject to certain conditions, including the satisfaction of the Minimum Condition, as defined below, any and all of the outstanding shares of common stock, par value $0.0000000072 per share, of Home Point Capital Inc. Unless the context otherwise requires, in this Offer to Purchase, the term “Shares” refers to shares of Home Point common stock.

Price Offered Per Share	$2.33 per Share, net to the seller in cash, without interest, subject to any required withholding taxes (which we refer to as the “Offer Price”).

Scheduled Expiration of Offer	At 5:00 p.m., Eastern Time, on Tuesday, June 27, 2023, unless the Offer is extended or terminated. See Section 1 — “Terms of the Offer.”

Purchaser	Heisman Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Mr. Cooper Group Inc., a Delaware corporation.

Who is offering to purchase my shares?

Heisman Merger Sub, Inc., or “Purchaser,” a direct wholly owned subsidiary of Mr. Cooper Group Inc., is offering to purchase for cash, subject to certain conditions, including the satisfaction of the Minimum Condition, any and all of the outstanding Shares. Purchaser is a Delaware corporation that was formed for the sole purpose of making the Offer and completing the process by which Purchaser will be merged with and into Home Point. See the “Introduction” and Section 8 — “Certain Information Concerning Mr. Cooper and Purchaser.”

Unless the context indicates otherwise, in this Offer to Purchase, we use the terms “us,” “we” and “our” to refer to Purchaser and, where appropriate, Mr. Cooper. We use the term “Mr. Cooper” to refer to Mr. Cooper Group Inc. alone, the term “Purchaser” to refer to Heisman Merger Sub, Inc. alone and the terms “Home Point” and the “Company” to refer to Home Point Capital Inc. alone.

What are the classes and amounts of securities sought in the Offer?

We are offering to purchase, subject to certain conditions, including the satisfaction of the Minimum Condition, any and all of the outstanding Shares on the terms and subject to the conditions set forth in this Offer to Purchase. Unless the context otherwise requires, in this Offer to Purchase we use the term “Offer” to refer to this offer.

See the “Introduction” to this Offer to Purchase and Section 1 — “Terms of the Offer.”

Why are you making the Offer?

We are making the Offer because we want to acquire control of, and the entire equity interest in, Home Point. If the Offer is consummated, pursuant to the Merger Agreement, Mr. Cooper intends as soon as practicable following (but in any event on the same date as) the Offer Acceptance Time (as defined below) to cause Purchaser to consummate the Merger (as defined below). Upon consummation of the Merger (as defined below), Home Point would cease to be a publicly traded company and would be a wholly owned subsidiary of Mr. Cooper.

How much are you offering to pay and what is the form of payment? Will I have to pay any fees or commissions?

We are offering to pay $2.33 per Share, net to the seller in cash, without interest, subject to any required withholding taxes. If you are the record owner of your Shares and you tender your Shares to us in the Offer, you will not have to pay brokerage fees, commissions or similar expenses. If you own your Shares through a broker or other nominee and your broker or other nominee tenders your Shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply.

See the “Introduction,” Section 1 — “Terms of the Offer” and Section 2 — “Acceptance for Payment and Payment for Shares.”

Is there an agreement governing the Offer?

Yes. Mr. Cooper, Purchaser and Home Point have entered into an Agreement and Plan of Merger, dated as of May 10, 2023 (which, as it may be amended from time to time, we refer to as the “Merger Agreement”). The Merger Agreement provides, among other things, for the terms and conditions of the Offer and the subsequent merger of Purchaser with and into Home Point (which we refer to as the “Merger”). If the conditions to the Offer (including the Minimum Condition) are satisfied and we consummate the Offer, we intend to effect the Merger without any vote or other action by the stockholders of Home Point pursuant to Section 251(h) of the DGCL.

See Section 11 — “The Merger Agreement; Other Agreements” and Section 15 — “Conditions to the Offer.”

Will you have the financial resources to make payment?

Yes. Consummation of the Offer is not subject to any financing condition. The total amount of funds required by Mr. Cooper and Purchaser to consummate the Offer and purchase all outstanding Shares in the Offer, to provide funding for the payment in respect of outstanding (i) in-the-money stock options and (ii) restricted stock units, and to provide funding for the Merger (including related fees and expenses) is approximately $324 million. In addition, the total amount of funds required by MSR Purchaser (as defined below) to consummate the MSR Purchase (as defined below) is approximately $347 million. The proceeds received by MSR Seller (as defined below) in connection with the MSR Purchase are expected to be utilized by Mr. Cooper, Purchaser and Home Point in connection with consummating the Offer and the Merger. Mr. Cooper and Purchaser currently have, and will have, available to them, through a variety of sources, including cash on hand, funds necessary for the payment of the aggregate Offer Price and the aggregate Merger Consideration (as defined below) and to satisfy all of their payment obligations under the Merger Agreement and resulting from the transactions contemplated thereby. Neither Mr. Cooper nor Purchaser has entered into any financing commitment in connection with the Merger Agreement or the transactions contemplated thereby.

See Section 9 — “Source and Amount of Funds.” and Section 11 — “The Merger Agreement; Other Agreements — MSR Purchase Agreement.”

Is your financial condition relevant to my decision to tender my Shares in the Offer?

No, we do not think our financial condition is relevant to your decision whether to tender Shares and accept the Offer because:

•	the Offer is being made for all outstanding Shares solely for cash;

•	the Offer is not subject to any financing condition;

•	Mr. Cooper has and will have sufficient funds to purchase all Shares tendered pursuant to the Offer; and

•	if we consummate the Offer, we will acquire all remaining Shares for the same cash price in the Merger as was paid in the Offer (i.e., the Offer Price).

How long do I have to decide whether to tender my Shares in the Offer?

You will have until 5:00 p.m., Eastern Time, on Tuesday, June 27, 2023, unless we extend the Offer pursuant to the terms of the Merger Agreement (we refer to such date and time, as it may be extended in accordance with the terms of the Merger Agreement, as the “Expiration Date”) or the Offer is earlier terminated. Please give your broker, dealer, commercial bank, trust company or other nominee instructions with sufficient time to permit such nominee to tender your Shares by the Expiration Date.

The date and time at which Purchaser accepts for payment all Shares validly tendered (and not validly withdrawn) pursuant to the Offer is referred to as the “Offer Acceptance Time.” The date and time at which the Merger becomes effective is referred to as the “Effective Time.”

See Section 1 — “Terms of the Offer” and Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”

Can the Offer be extended and under what circumstances?

Yes, the Offer can be extended.

If, as of the then-scheduled Expiration Date, any Offer Condition (as defined below, other than any such conditions that by their nature are to be satisfied at the expiration of the Offer, but subject to such conditions remaining capable of being satisfied) is not satisfied and has not been waived by Purchaser or Mr. Cooper, to the extent waivable by Purchaser or Mr. Cooper, Purchaser may, in its discretion (and without the consent of Home Point or any other person), subject to applicable law, extend the Offer on one or more occasions, for an additional period of up to ten (10) business days, or such longer period as Purchaser, Mr. Cooper and Home Point agree, per extension, to permit such Offer Condition to be satisfied.

Purchaser must, and Mr. Cooper must cause Purchaser to, extend the Offer from time to time for: (A) any period required by any applicable law, any interpretation or position of the SEC, the staff thereof or The Nasdaq Stock Market (which we refer to as “Nasdaq”) applicable to the Offer; and, unless the applicable Offer Condition is waived by Purchaser or Mr. Cooper, (B) periods of up to ten (10) business days per extension, until (x) any waiting period (and any extension thereof) applicable to the consummation of the transactions contemplated by the Merger Agreement, including the Offer, under the HSR Act and any other antitrust laws has expired or been terminated and (y) all consents from and notices to federal and state regulators and government-sponsored enterprises required by the Merger Agreement have been obtained or made, as applicable.

If, as of the scheduled Expiration Date, any Offer Condition (other than any such conditions that by their nature are to be satisfied at the expiration of the Offer, but subject to such conditions remaining capable of being satisfied) is not satisfied and has not been waived, at the request of Home Point, Purchaser must, and Mr. Cooper must cause Purchaser to, extend the Offer on one or more occasions for an additional period of up to ten (10) business days per extension, to permit such Offer Condition to be satisfied.

However, in no event will Purchaser be required to extend the Offer beyond the earlier to occur of (x) the valid termination of the Merger Agreement and (y) 5:00 p.m., New York City Time, on May 10, 2024 (which we refer to as the “Termination Date”).

See Section 1 — “Terms of the Offer” and Section 11 — “The Merger Agreement” of this Offer to Purchase for more details on our obligation and ability to extend the Offer.

How will I be notified if the Offer is extended?

If we extend the Offer, we will inform Equiniti Trust Company, which is the depository and paying agent for the Offer (which we refer to as the “Depository”), of any extension and will issue a press release announcing the extension not later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Expiration Date.

See Section 1 — “Terms of the Offer.”

What are the conditions to the Offer?

The Offer is conditioned upon the satisfaction or waiver of the following conditions (which we refer to as the “Offer Conditions”):

•

there have been validly tendered and not validly withdrawn Shares that, considered together with all other Shares (if any) beneficially owned by Mr. Cooper and its affiliates, represent at least one more Share than 50% of the sum of (x) the total number of Shares outstanding at the time of the expiration of the Offer, plus (y) the total number of Shares that Home Point would be required to issue upon conversion, settlement, exchange or exercise of all options, warrants, rights or securities outstanding at the time of the expiration of the Offer that are convertible, exchangeable or exercisable into Shares (whether then outstanding or for which the conversion, settlement, exchange or exercise date has already occurred, but in any event without duplication) (which we refer to as the “Minimum Condition”);

•

any waiting period (or any extension thereof) applicable to the consummation of the transactions contemplated by the Merger Agreement, including the Offer, under the HSR Act has expired or been terminated, and there is not in effect any voluntary agreement with a governmental authority not to consummate the Offer or the Merger;

•

all consents from and notices to federal and state regulators and government-sponsored enterprises required by the Merger Agreement have been obtained or made, as applicable (which we refer to, together with the condition in the previous bullet point, the “Regulatory Conditions to the Offer”);

•

no governmental authority of competent jurisdiction in any jurisdiction in which Mr. Cooper, Home Point or any of their respective affiliates have any business operations has enacted, issued, promulgated, enforced or entered any law or order which is then in effect and has the effect of restraining, enjoining, rendering illegal or otherwise prohibiting the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Merger (which we refer to as the “Governmental Authority Condition to the Offer”);

•

the representations and warranties made by Home Point in the Merger Agreement are true and correct, subject to the materiality and other qualifications set forth in the Merger Agreement (which we refer to as the “Representations Condition”);

•

Home Point has complied with or performed in all material respects with its obligations required under the Merger Agreement to be performed or complied with on or prior to the Offer Acceptance Time (which we refer to as the “Obligations Condition”);

•

from the date of the Merger Agreement until the Offer Acceptance Time, no Company Material Adverse Effect (as defined below) has occurred (which we refer to as, collectively, the “Material Adverse Effect Condition”);

•

Home Point has delivered a certificate to Mr. Cooper, dated as of the date of the Offer Acceptance Time and duly executed by a senior executive officer (or similar authorized person) of Home Point, certifying to the effect that the Representations Condition, Obligations Condition and Material Adverse Effect Condition have been satisfied;

•

the purchase and sale of the servicing rights included in the MSR Purchase Agreement (as defined below), pursuant to and in accordance with the MSR Purchase Agreement, has been consummated at least two (2) business days prior to the Expiration Date; and

•	the Merger Agreement has not been terminated in accordance with its terms (which we refer to as the “Termination Condition”).

Subject to the applicable rules and regulations of the SEC, Purchaser expressly reserves the right to (i) increase the Offer Price, (ii) waive any Offer Condition and (iii) make any other changes in the terms and conditions of the Offer not inconsistent with the terms of the Merger Agreement. Without the prior written consent of Home Point, Mr. Cooper and Purchaser are not permitted to:

•	decrease the Offer Price;

•	change the form of consideration payable in the Offer;

•	decrease the maximum number of Shares sought to be purchased in the Offer;

•	impose conditions to the Offer other than the conditions described in Section 15 — “Conditions to the Offer.”

•	amend, modify, supplement or waive the Minimum Condition or the Termination Condition;

•	amend, modify or supplement any of the other terms of the Offer in a manner that adversely affects, or would reasonably be expected to adversely affect, any holder of Shares in its capacity as such;

•

terminate the Offer or accelerate, extend or otherwise change the Expiration Date of the Offer, except as otherwise required or expressly permitted by the Merger Agreement (including, for the avoidance of doubt, in connection with an Offer Termination); or

•	provide any “subsequent offering period” (or any extension thereof) in accordance with Rule 14d-11 of the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”);

See Section 15 — “Conditions to the Offer.”

How do I tender my Shares?

If you hold your Shares directly as the registered owner, you can (i) tender your Shares in the Offer by delivering the certificates representing your Shares, together with a completed and signed Letter of Transmittal, any required signature guarantees, and any other documents required by the Letter of Transmittal, to the Depository or (ii) tender your Shares by following the procedure for book-entry transfer set forth in Section 3 of this Offer to Purchase, no later than the Expiration Date. See Section 3 — “Procedures for Accepting the Offer and Tendering Shares” for further details. The Letter of Transmittal is enclosed with this Offer to Purchase.

If you hold your Shares in street name through a broker, dealer, commercial bank, trust company or other nominee, you must contact the institution that holds your Shares and give instructions that your Shares be tendered. You should contact the institution that holds your Shares for more details.

See Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”

Until what time may I withdraw previously tendered Shares?

You may withdraw your previously tendered Shares at any time until the Expiration Date. Pursuant to Section 14(d)(5) of the Exchange Act, Shares may be withdrawn at any time after July 25, 2023, which is the 60th day after the date of the commencement of the Offer, unless prior to that date Purchaser has accepted for purchase the Shares validly tendered in the Offer.

See Section 4 — “Withdrawal Rights.”

How do I withdraw previously tendered Shares?

To withdraw previously tendered Shares, you must deliver a written notice of withdrawal with the required information to the Depository while you still have the right to withdraw Shares. If you tendered Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares.

See Section 4 — “Withdrawal Rights.”

What does the Home Point Board of Directors think of the Offer?

The Board of Directors of Home Point has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to, and in the best interest of, Home Point and its stockholders, (ii) declared it advisable to enter into the Merger Agreement, (iii) approved the execution, delivery and performance by Home Point of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Offer and the Merger, (iv) resolved that the Merger shall be effected under Section 251(h) of the DGCL, and (v) resolved to recommend that the stockholders of Home Point tender their Shares to Purchaser pursuant to the Offer (which we refer to as the “Home Point Board Recommendation”).

See the “Introduction” and Section 10 — “Background of the Offer; Past Contacts or Negotiations with Home Point.” We expect that a more complete description of the reasons for the Home Point Board of Directors’ approval of the Offer and the Merger will be set forth in a Solicitation/Recommendation Statement on Schedule 14D-9 to be prepared by Home Point and filed with the SEC and mailed to all Home Point stockholders.

Have any Home Point stockholders entered into agreements with Mr. Cooper or any of its affiliates requiring them to tender their Shares?

Yes. In connection with the execution of the Merger Agreement, certain Home Point stockholders (which we refer to as the “Principal Stockholders”) have entered into a Tender and Support Agreement, dated as of May 10, 2023, with Mr. Cooper and Purchaser (as it may be amended from time to time, the “Support Agreement”). Subject to the terms and conditions of the Support Agreement, each Principal Stockholder has agreed, among other things, (i) to tender all of its Shares to Purchaser in the Offer, subject to certain exceptions (including the valid termination of the Merger Agreement), (ii) to vote against other proposals to acquire Home Point and in favor of the adoption of the Merger Agreement and (iii) to certain other restrictions on its ability to take actions with respect to Home Point and its Shares, including transferring its Shares. The Principal Stockholders beneficially owned approximately 92% of the outstanding Shares as of May 10, 2023. The Principal Stockholders beneficially own a sufficient number of Shares such that the Minimum Condition will be satisfied as a result of the tender by the Principal Stockholders of their Shares to Purchaser in accordance with the Support Agreement.

The Support Agreement will terminate upon the first to occur of (a) the valid termination of the Merger Agreement in accordance with its terms, (b) the Effective Time, (c) the date of any modification, waiver or amendment to any provision of the Merger Agreement without the prior written consent of such Principal Stockholder that reduces the amount of consideration or changes the form of consideration payable to all stockholders of Home Point pursuant to the terms of the Merger Agreement and (d) the mutual written consent of Home Point, the Principal Stockholders, Mr. Cooper and Purchaser.

See Section 11 — “The Merger Agreement; Other Agreements — Support Agreement” in this Offer to Purchase for a more detailed description of the Support Agreement.

What is the MSR Purchase Agreement?

On May 10, 2023, Nationstar Mortgage LLC, a Delaware limited liability company and wholly owned subsidiary of Mr. Cooper (which we refer to as “MSR Purchaser”), and, solely for the purposes set forth therein, Mr. Cooper, entered into an Agreement for the Bulk Purchase and Sale of Mortgage Servicing Rights (which we refer to as the “MSR Purchase Agreement”) with Home Point Financial Corporation, a New Jersey corporation and a wholly owned subsidiary of Home Point (which we refer to as “MSR Seller”). Pursuant to the MSR Purchase Agreement, and upon the terms and subject to the conditions therein, MSR Seller has agreed to sell, and MSR Purchaser has agreed to purchase, certain mortgage servicing rights held by MSR Seller two (2) business days prior to the expiration date of the Offer (which we refer to as the “MSR Purchase”).

The MSR Purchase Agreement will terminate if the Merger Agreement is terminated in accordance with its terms.

See Section 11 — “The Merger Agreement; Other Agreements — MSR Purchase Agreement.”

If the Offer is consummated, will Home Point continue as a public company?

No. Promptly following consummation of the Offer (in any event on the same date as the consummation of the Offer), we expect to complete the Merger pursuant to applicable provisions of the DGCL, after which the Surviving Corporation will be a wholly owned subsidiary of Mr. Cooper and the Shares will no longer be publicly traded.

See Section 13 — “Certain Effects of the Offer.”

Will the Offer be followed by the Merger if all of the Shares are not tendered in the Offer?

If we consummate the Offer, and accordingly acquire a number of Shares that satisfies the Minimum Condition, then, in accordance with the terms of the Merger Agreement, we will complete the Merger without a vote of the stockholders of Home Point pursuant to Section 251(h) of the DGCL. Pursuant to the Merger Agreement, if the Minimum Condition is not satisfied, we are not required (nor are we permitted) to accept the Shares for purchase in the Offer, nor will we consummate the Merger. The Principal Stockholders beneficially own a sufficient number of Shares such that the Minimum Condition will be satisfied as a result of the tender by the Principal Stockholders of their Shares to Purchaser in accordance with the Support Agreement.

Under the applicable provisions of the Merger Agreement, the Offer and the DGCL, stockholders of Home Point will not be required to vote on the Merger and, if the Merger is consummated, will, if they did not otherwise tender their shares and do not otherwise properly demand appraisal rights under the DGCL, receive the same cash consideration, without interest and subject to any required withholding taxes, for their Shares as was payable in the Offer (which we refer to as the “Merger Consideration”). Home Point stockholders will be entitled to appraisal rights under the DGCL in connection with the Merger with respect to any Shares not tendered in the Offer.

See Section 11 — “The Merger Agreement; Other Agreements,” Section 12 — “Purpose of the Offer; Plans for Home Point — Merger Without a Stockholder Vote” and Section 17 — “Appraisal Rights.”

What is the market value of my Shares as of a recent date?

On May 10, 2023, the last trading day before the public announcement of the execution of the Merger Agreement, the reported closing sales price of the Shares on Nasdaq was $1.91. On May 25, 2023, the last full trading day before the commencement of the Offer, the reported closing sales price of the Shares on Nasdaq was $2.28. The Offer Price represents a premium of approximately 22% over the trading price at which the Shares closed on May 10, 2023, which was the last trading day before the public announcement of the execution of the Merger Agreement.

See Section 6 — “Price Range of Shares; Dividends.”

Will I be paid a dividend on my Shares during the pendency of the Offer?

No. The Merger Agreement provides that from the date of the Merger Agreement to the date of the Effective Time, except as otherwise required or expressly permitted in the Merger Agreement, Home Point will not, and will not permit any of its subsidiaries to, declare, set aside or pay any dividend or make any other distribution in respect of its capital stock (including the Shares).

See Section 6 — “Price Range of Shares; Dividends.”

Will I have appraisal rights in connection with the Offer?

No appraisal rights will be available to you in connection with the Offer. However, if we accept Shares in the Offer and the Merger is completed, stockholders will be entitled to appraisal rights in connection with the Merger if they did not tender Shares in the Offer, subject to and in accordance with the DGCL. Stockholders must properly perfect their right to seek appraisal under the DGCL in connection with the Merger in order to exercise appraisal rights.

See Section 17 — “Appraisal Rights.”

What will happen to Home Point equity compensation awards in the Offer?

The Offer is being made only for Shares, and not for outstanding stock options, restricted stock units or performance stock units of Home Point. Holders of outstanding stock options, restricted stock units and performance stock units of Home Point may participate in the Offer only if they first exercise such stock options or become vested in such stock units and such vested stock units are settled in Shares in accordance with the terms of the applicable equity incentive plan and other applicable agreements of Home Point and tender the Shares, if any, issued upon such exercise or in connection with such vesting and settlement. Any such exercise or settlement must be completed sufficiently in advance of the Expiration Date to assure the holder of such stock options or stock units that the holder will have sufficient time to comply with the procedures for tendering Shares described below in Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”

Stock Options. The Merger Agreement provides that each vested stock option or unvested stock option subject solely to time-based vesting conditions that is outstanding immediately prior to the Effective Time will, at the Effective Time, become fully vested and be converted into the right to receive a cash payment equal to the product of (A) the excess (if any) of the Offer Price over the applicable per Share exercise price and (B) the number of Shares subject to such stock option. Each unvested stock option subject to performance-based vesting conditions that is outstanding immediately prior to the Effective Time will, at the Effective Time, be cancelled and converted into the right to receive a cash payment equal to the product of (A) the excess (if any) of the Offer Price over the applicable per Share exercise price and (B) the number of Shares subject to such stock option (with such number, if any, determined in accordance with the terms of the applicable equity plan and award agreement).

Restricted Stock Units. The Merger Agreement provides that each restricted stock unit that is outstanding immediately prior to the Effective Time will, at the Effective Time, become fully vested and be converted into the right to receive a cash payment equal to the product of the Offer Price and the number of Shares subject to such restricted stock unit.

Performance Stock Units. The Merger Agreement provides that each performance stock unit that is outstanding immediately prior to the Effective Time will, at the Effective Time, be converted into the right to receive a cash payment equal to the product of the Offer Price and the number of Shares subject to such performance stock unit (with such number determined in accordance with the terms of the applicable equity plan and award agreement).

See Section 11 — “The Merger Agreement — Treatment of Equity Awards.”

What will happen to my right to purchase shares under Home Point’s 2021 Employee Stock Purchase Plan?

As soon as practicable following the date of the Merger Agreement, Home Point must take all actions as may be required to provide that (i) the Offering Period (as defined in Home Point’s 2021 Employee Stock Purchase Plan, as amended, restated, modified or otherwise supplemented from time to time, which we refer to as Home Point’s “ESPP”) in effect as of the date of the Merger Agreement will be the final Offering Period (we refer to such period as the “Final Offering Period”) and that no further Offering Period will commence pursuant to Home Point’s ESPP, (ii) no new participants may elect to participate in Home Point’s ESPP during the Final Offering Period, and (iii) each individual participating in the Final Offering Period on the date of the Merger Agreement will not be permitted to (A) increase his or her payroll contribution rate pursuant to Home Point’s ESPP from the rate in effect when the Final Offering Period commenced or (B) make separate non-payroll contributions to Home Point’s ESPP on or following the date of the Merger Agreement. Prior to the Effective Time, Home Point will take all actions that may be necessary to (x) cause the Final Offering Period, to the extent that it would otherwise be outstanding at the Effective Time, to be terminated no later than ten (10) business days prior to the date on which the Effective Time occurs; (y) make any pro rata adjustments that may be necessary to reflect the Final Offering Period, but otherwise treat the Final Offering Period as a fully effective and completed Offering Period for all purposes pursuant to Home Point’s ESPP; and (z) cause the exercise (as of no later than ten (10) business days prior to the date on which the Effective Time occurs) of each outstanding purchase right pursuant to Home Point’s ESPP. On such exercise date, Home Point will apply the funds credited as of such date pursuant to Home Point’s ESPP within each participant’s payroll withholding account to the purchase of whole shares of Home Point common stock in accordance with the terms of Home Point’s ESPP, and such shares of Home Point common stock will be entitled to the Merger Consideration. Immediately prior to and effective as of the Effective Time (but subject to the consummation of the Merger), Home Point will terminate its ESPP.

What are the material U.S. federal income tax consequences of tendering Shares?

The exchange of Shares for cash pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. Accordingly, a U.S. Holder (as defined in Section 5 — “Certain U.S. Federal Income Tax Consequences”) who exchanges Shares for cash in the Offer or the Merger generally will recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received with respect to such Shares and such U.S. Holder’s adjusted tax basis in such Shares.

We urge you to consult your own tax advisor as to the particular tax consequences to you of the Offer and the Merger.

See Section 5 — “Certain U.S. Federal Income Tax Consequences” for a more detailed discussion of the tax consequences of the Offer and the Merger.

Whom should I call if I have questions about the Offer?

You may call D.F. King & Co., Inc. toll-free at (866) 864-7964. Banks and brokerage firms may call collect at (212) 269-5550. D.F. King & Co., Inc. is acting as the information agent (the “Information Agent”) for the Offer. See the back cover of this Offer to Purchase for additional contact information.

INTRODUCTION

To the Holders of Shares of Common Stock of Home Point:

Heisman Merger Sub, Inc., a Delaware corporation (which we refer to as “Purchaser”) and a wholly owned subsidiary of Mr. Cooper Group Inc., a Delaware corporation (which we refer to as “Mr. Cooper”), is offering to purchase, subject to the satisfaction of the Minimum Condition, as defined below, any and all of the outstanding shares of common stock, par value $0.0000000072 per share (which we refer to as the “Shares”), of Home Point Capital Inc., a Delaware corporation (which we refer to as “Home Point” or the “Company”), at a price of $2.33 per Share, to the seller in cash, without interest, subject to any required withholding taxes (which we refer to as the “Offer Price”), upon the terms and subject to the conditions set forth in this Offer to Purchase (which we refer to as this “Offer to Purchase”) and in the related Letter of Transmittal (which we refer to as the “Letter of Transmittal” and which, together with this Offer to Purchase and other related materials, as each may be amended or supplemented from time to time, constitutes, and we refer to as, the “Offer”).

We are making the Offer pursuant to the Agreement and Plan of Merger, dated as of May 10, 2023 (which, as it may be amended from time to time, we refer to as the “Merger Agreement”), by and among Mr. Cooper, Purchaser and Home Point. The Merger Agreement provides, among other things, that if the Offer is consummated, as soon as practicable after the consummation of the Offer and subject to the satisfaction or waiver of certain conditions, Purchaser will be merged with and into Home Point (which we refer to as the “Merger”) without a vote of the stockholders of Home Point in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (which we refer to as the “DGCL”), with Home Point continuing as the surviving corporation (which we refer to as the “Surviving Corporation”) in the Merger. In the Merger, each Share outstanding immediately prior to the effective time of the Merger (other than any Shares held by Home Point, Mr. Cooper or any of their respective direct or indirect wholly owned subsidiaries or by any person who is entitled to, and has properly exercised and perfected their demand for, statutory appraisal of his or her Shares) will be converted into the right to receive $2.33 per Share in cash, without interest, subject to any required withholding taxes. As a result of the Merger, Home Point will cease to be a publicly traded company and will become a wholly owned subsidiary of Mr. Cooper. Under no circumstances will interest be paid on the purchase price for Shares, regardless of any extension of the Offer or any delay in making payment for Shares.

The Merger Agreement is more fully described in Section 11 — “The Merger Agreement; Other Agreements,” which also contains a discussion of the treatment of Home Point compensatory stock options and stock units in the Merger.

Tendering stockholders who are record owners of their Shares and who tender directly to Equiniti Trust Company, the depository and paying agent for the Offer (which we refer to as the “Depository”), will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. Tendering stockholders who hold their Shares through a broker, dealer, commercial bank, trust company or other nominee should consult such institution as to whether it charges any service fees or commissions.

The Offer is not subject to any financing condition. The Offer is conditioned upon, among other things, (A) the Merger Agreement not having been terminated in accordance with its terms (the “Termination Condition”) and (B) the satisfaction of (i) the Minimum Condition (as defined below), (ii) the Regulatory Conditions to the Offer (as defined below) and (iii) the Governmental Authority Condition to the Offer (as defined below). The “Minimum Condition” requires that the number of Shares validly tendered in accordance with the terms of the Offer, and not validly withdrawn at 5:00 p.m., Eastern Time, on Tuesday, June 27, 2023 (which we refer to as the “Expiration Date,” unless Purchaser has extended the period during which the Offer is open, in which event “Expiration Date” will mean the latest time and date at which the Offer, as so extended by Purchaser, will expire), together with all other Shares (if any) beneficially owned by Mr. Cooper and its affiliates, represent at least one more Share than 50% of the sum of (x) the total number of Shares outstanding at the time of the expiration of the Offer, plus (y) the total number of Shares that Home Point would be required to issue upon conversion, settlement, exchange or exercise of all options, warrants, rights or securities outstanding at the time of the expiration of the Offer that are convertible, exchangeable or exercisable into Shares (whether then outstanding or for which the conversion, settlement, exchange or exercise date has already occurred, but in any event without duplication). The “Regulatory Conditions to the Offer” requires (i) that any waiting period (and any extension thereof) applicable to the Offer or the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, has expired or been terminated, (ii) there is not in effect any voluntary agreement with a governmental authority not to consummate the Offer or the Merger, and (iii) all consents from and notices to federal and state regulators and government-sponsored enterprises required by the Merger Agreement have been obtained or made, as applicable. The “Governmental Authority Condition to the Offer” requires that no governmental authority of competent jurisdiction in any jurisdiction in which Mr. Cooper, Home Point or any of their respective affiliates have any business operations has enacted, issued, promulgated, enforced or entered any law or order which is then in effect and has the effect of restraining, enjoining, rendering illegal or otherwise prohibiting the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Merger. The Offer is also subject to other conditions as described in this Offer to Purchase. See Section 15 — “Conditions to the Offer.”

The Board of Directors of Home Point has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to, and in the best interest of, Home Point and its stockholders, (ii) declared it advisable to enter into the Merger Agreement, (iii) approved the execution, delivery and performance by Home Point of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Offer and the Merger, (iv) resolved that the Merger shall be effected under Section 251(h) of the DGCL, and (v) resolved to recommend that the stockholders of Home Point tender their Shares to Purchaser pursuant to the Offer (the “Home Point Board Recommendation”).

A more complete description of the Home Point Board of Director’s reasons for authorizing and approving the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, will be set forth in the Solicitation/Recommendation Statement on Schedule 14D-9 of Home Point (which, together with any exhibits and annexes attached thereto, we refer to as the “Schedule 14D-9”), that will be furnished by Home Point to stockholders in connection with the Offer. Stockholders should carefully read the information set forth in the Schedule 14D-9, including the information to be set forth under the subheadings “Background of the Offer and the Merger” and “Reasons for the Recommendation.”

In connection with the execution of the Merger Agreement, certain Home Point stockholders (the “Principal Stockholders”) have entered into a Tender and Support Agreement, dated as of May 10, 2023, with Mr. Cooper and Purchaser (as it may be amended from time to time, the “Support Agreement”). Subject to the terms and conditions of the Support Agreement, each Principal Stockholder has agreed, among other things, (i) to tender all of its Shares to Purchaser in the Offer, subject to certain exceptions (including the valid termination of the Merger Agreement), (ii) to vote against other proposals to acquire Home Point and in favor of the adoption of the Merger Agreement and (iii) to certain other restrictions on its ability to take actions with respect to Home Point and its Shares, including transferring its Shares. The Principal Stockholders beneficially owned approximately 92% of the outstanding Shares as of May 10, 2023. The Principal Stockholders beneficially own a sufficient number of Shares such that the Minimum Condition will be satisfied as a result of the tender by the Principal Stockholders of their Shares to Purchaser in accordance with the Support Agreement. See Section 11 — “The Merger Agreement; Other Agreements — Support Agreement” in this Offer to Purchase for a more detailed description of the Support Agreement.

Home Point has advised Mr. Cooper that, as of the close of business on May 25, 2023, there were (i) 138,551,796 issued and outstanding shares of common stock, (ii) 2,139,223 shares of common stock subject to issuance pursuant to stock options, 152,262 shares of common stock underlying time-vesting restricted stock units and 128,921 shares of common stock underlying performance-vesting restricted stock units measured at the maximum level of performance granted by Home Point pursuant to the Home Point 2021 Incentive Plan (the “2021 Plan”), (iii) 19,093,791 shares of common stock reserved and available for future issuance under the 2021 Plan, (iv) 1,388,601 shares of common stock reserved for issuance pursuant to the Home Point’s ESPP, (v) no shares of common stock held by Home Point as treasury stock and (vi) no shares of Home Point’s preferred stock, par value $0.01 per share, issued or outstanding.

Pursuant to the Merger Agreement, the directors of Purchaser as of immediately prior to the Effective Time will be the directors of the Surviving Corporation and the officers of Home Point as of immediately prior to the Effective Time will be the officers of the Surviving Corporation, in each case until their respective successors are duly elected and qualified.

This Offer to Purchase does not constitute a solicitation of proxies, and Purchaser is not soliciting proxies in connection with the Offer or the Merger. If the conditions to the Offer (including the Minimum Condition) are satisfied and Purchaser consummates the Offer, Purchaser will consummate the Merger pursuant to Section 251(h) of the DGCL without the vote of the stockholders of Home Point.

Certain U.S. federal income tax consequences of the sale of Shares pursuant to the Offer and the exchange of Shares pursuant to the Merger are described in Section 5 — “Certain U.S. Federal Income Tax Consequences.”

Under the applicable provisions of the Merger Agreement, the Offer and the DGCL, stockholders of Home Point will be entitled to appraisal rights under the DGCL in connection with the Merger if they do not tender Shares in the Offer, subject to and in accordance with the DGCL. Stockholders must properly perfect their right to seek appraisal under the DGCL in connection with the Merger in order to exercise appraisal rights. See Section 17 — “Appraisal Rights.”

This Offer to Purchase and the related Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

THE TENDER OFFER

1.	Terms of the Offer.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), we will (i) promptly after (and in any event no later than the first business day after) the Expiration Date of the Offer, accept for payment all Shares tendered (and not validly withdrawn, as permitted under Section 4 — “Withdrawal Rights”) pursuant to the Offer and (ii) promptly after (and in any event no later than the second (2nd) business day after) the Offer Acceptance Time (as defined below) pay for such Shares.

The date and time at which Purchaser accepts for payment all Shares tendered and not validly withdrawn pursuant to the Offer is referred to as the “Offer Acceptance Time.” The date and time at which the Merger becomes effective is referred to as the “Effective Time.”

The Offer is not subject to any financing condition. The Offer is conditioned upon, among other things, (A) the Merger Agreement not having been terminated in accordance with its terms and (B) the satisfaction of (i) the Minimum Condition, (ii) the Regulatory Conditions to the Offer and (iii) the Governmental Authority Condition to the Offer. We refer to these conditions and the other conditions described in Section 15 — “Conditions to the Offer” as the “Offer Conditions.”

We have agreed in the Merger Agreement that if, as of the then-scheduled Expiration Date, any Offer Condition (other than any such conditions that by their nature are to be satisfied at the expiration of the Offer, but subject to such conditions remaining capable of being satisfied) is not satisfied and has not been waived by Purchaser or Mr. Cooper, to the extent waivable by Purchaser or Mr. Cooper, Purchaser may, in its discretion (and without the consent of Home Point or any other person), subject to applicable law, extend the Offer on one or more occasions, for an additional period of up to ten (10) business days, or such longer period as Purchaser, Mr. Cooper and Home Point agree, per extension, to permit such Offer Condition to be satisfied.

We have also agreed in the Merger Agreement that Purchaser must, and Mr. Cooper must cause Purchaser to, extend the Offer from time to time for: (A) any period required by any applicable law, any interpretation or position of the SEC, the staff thereof or Nasdaq applicable to the Offer; and, unless the applicable Offer Condition is waived by Purchaser or Mr. Cooper and (B) periods of up to ten (10) business days per extension, until (x) any waiting period (and any extension thereof) applicable to the consummation of the transactions contemplated by the Merger Agreement, including the Offer, under the HSR Act and any other antitrust laws has expired or been terminated and (y) all consents from and notices to federal and state regulators and government-sponsored enterprises required by the Merger Agreement have been obtained or made, as applicable.

We have also agreed in the Merger Agreement that if, as of the scheduled Expiration Date, any Offer Condition (other than any such conditions that by their nature are to be satisfied at the expiration of the Offer, but subject to such conditions remaining capable of being satisfied) is not satisfied and has not been waived, at the request of Home Point, Purchaser must, and Mr. Cooper must cause Purchaser to, extend the Offer on one or more occasions for an additional period of up to ten (10) business days per extension, to permit such Offer Condition to be satisfied.

However, in no event will Purchaser be required to extend the Offer beyond the earlier to occur of (x) the valid termination of the Merger Agreement and (y) 5:00 p.m., New York City Time, on May 10, 2024 (which we refer to as the “Termination Date”).

Either Home Point or Mr. Cooper may terminate the Merger Agreement, at any time prior to the Effective Time (i) by mutual written consent, (ii) if, at any time prior to the Offer Acceptance Time, the Merger has not been consummated on or before the Termination Date, provided, however, that the right to terminate the Merger Agreement as described in this clause (ii) is not be available to any party if the failure of such party, and in the case of Mr. Cooper, including the failure of Purchaser, to perform or comply with any of its obligations under the Merger Agreement has been the principal cause of or resulted in the failure of the Offer to be consummated on or before such date, and (iii) if any governmental authority of competent jurisdiction enacts, issues, promulgates, enforces or enters any law or order or takes any other action permanently restraining, enjoining, rendering illegal or otherwise prohibiting the transactions contemplated by the Merger Agreement, and such law or order or other action has become final and non-appealable; provided, however, that the right to terminate the Merger Agreement as described in this clause (iii) will not be available to a party if the issuance of such law or order or taking of such action was primarily due to the failure of such party, and in the case of Mr. Cooper, including the failure of Purchase, to perform any of its obligations under the Merger Agreement.

Subject to the applicable rules and regulations of the SEC, Purchaser expressly reserves the right to waive any of the Offer Conditions and to make any change in the terms of or conditions to the Offer, except that, without the prior written consent of Home Point, Mr. Cooper and Purchaser are not permitted to (i) decrease the Offer Price, (ii) change the form of consideration payable in the Offer, (iii) decrease the maximum number of Shares sought to be purchased in the Offer, (iv) impose conditions to the Offer other than the conditions described in Section 15 — “Conditions to the Offer,” (v) amend, modify, supplement or waive the Minimum Condition or the Termination Condition, (vi) amend, modify or supplement any of the other terms of the Offer in a manner that adversely affects, or would reasonably be expected to adversely affect, any holder of Shares in its capacity as such, (vii) terminate the Offer or accelerate, extend or otherwise change the Expiration Date, except as otherwise required or expressly permitted by the Merger Agreement, or (viii) provide any “subsequent offering period” (or any extension thereof) in accordance with Rule 14d-11 of the Exchange Act.

Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser currently intends to make announcements regarding the Offer by issuing a press release and making any appropriate filing with the SEC.

If we extend the Offer, are delayed in our acceptance for payment of or payment for Shares (whether before or after our acceptance for payment for Shares) or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer and the Merger Agreement, the Depository may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein under Section 4 — “Withdrawal Rights.” However, our ability to delay the payment for Shares that we have accepted for purchase is limited by Rule 14e-1(c) under the Exchange Act, which requires us to pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer.

If we make a material change in the terms of the Offer or the information concerning the Offer or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. We understand that in the SEC’s view, an offer should remain open for a minimum of five (5) business days from the date the material change is first published, sent or given to stockholders, and with respect to a change in price or a change in percentage of securities sought, a minimum ten (10) business day period generally is required to allow for adequate dissemination to stockholders and investor response.

If, on or before the Expiration Date, we increase the consideration being paid for Shares accepted for purchase in the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased in the Offer, whether or not such Shares were tendered before the announcement of the increase in consideration.

The Merger Agreement does not contemplate a subsequent offering period for the Offer.

We expressly reserve the right, in our sole discretion, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC, not to accept for payment any Shares if, at the Expiration Date, any of the Offer Conditions have not been satisfied. See Section 15 — “Conditions to the Offer.” Under certain circumstances, we may terminate the Merger Agreement and the Offer. See Section 11 — “The Merger Agreement; Other Agreements — Termination.”

As soon as practicable following (but in any event on the same date as) the Offer Acceptance Time and subject to the satisfaction or waiver of certain conditions, Purchaser will complete the Merger without a vote of the stockholders of Home Point in accordance with Section 251(h) of the DGCL.

Home Point has provided us with its stockholder list and security position listings for the purpose of disseminating this Offer to Purchase, the related Letter of Transmittal and other related materials to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the stockholder list of Home Point and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

2.	Acceptance for Payment and Payment for Shares.

Subject to the satisfaction or waiver of all the conditions to the Offer set forth in Section 15 — “Conditions to the Offer,” we will promptly after (and in any event no later than the first business day after) the Expiration Date accept for payment all Shares tendered (and not validly withdrawn) pursuant to the Offer (we refer to the time of such acceptance as the “Offer Acceptance Time”) and (ii) promptly after (and in any event no later than the second business day after) the Offer Acceptance Time pay for such Shares.

Subject to compliance with Rule 14e-1(c) under the Exchange Act, we expressly reserve the right to delay payment for Shares in order to comply in whole or in part with any applicable law, including, without limitation, the HSR Act if required. See Section 16 — “Certain Legal Matters; Regulatory Approvals.”

In all cases, we will promptly pay for Shares tendered and accepted for purchase pursuant to the Offer only after timely receipt by the Depository of (i) the certificates evidencing such Shares (which we refer to as the “Certificates”) or confirmation of a book-entry transfer of such Shares (which we refer to as a “Book-Entry Confirmation”) into the Depository’s account at The Depository Trust Company (which we refer to as “DTC”) pursuant to the procedures set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (as defined below) in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depository.

The term “Agent’s Message” means a message, transmitted by DTC to and received by the Depository and forming a part of a Book-Entry Confirmation, that states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

For purposes of the Offer, we will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not validly withdrawn if and when we give written notice to the Depository of our acceptance for purchase of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for purchase pursuant to the Offer will be made by deposit of the Offer Price for such Shares with the Depository, which will act as paying agent for tendering stockholders for the purpose of receiving payments from us and transmitting such payments to tendering stockholders whose Shares have been accepted for purchase. If we extend the Offer, are delayed in our acceptance for payment of Shares or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer and the Merger Agreement, the Depository may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein under Section 4 — “Withdrawal Rights” and as otherwise required by Rule 14e-1(c) under the Exchange Act. Under no circumstances will we pay interest on the purchase price for Shares by reason of any extension of the Offer or any delay in making such payment for Shares.

If any tendered Shares are not accepted for purchase for any reason pursuant to the terms and conditions of the Offer, or if Certificates are submitted evidencing more Shares than are tendered, a book entry statement evidencing unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depository’s account at DTC pursuant to the procedure set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” such Shares will be credited to an account maintained at DTC), promptly following the expiration or termination of the Offer.

3.	Procedures for Accepting the Offer and Tendering Shares.

Valid Tenders. In order for a stockholder to validly tender Shares pursuant to the Offer, the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal must be received by the Depository at one of its addresses set forth on the back cover of this Offer to Purchase and either (a) the Certificates evidencing tendered Shares must be received by the Depository at such address or (b) such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depository, in each case prior to the Expiration Date.

Book-Entry Transfer. The Depository will establish an account with respect to the Shares at DTC for purposes of the Offer within five (5) business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of DTC may make a book-entry delivery of Shares by causing DTC to transfer such Shares into the Depository’s account at DTC in accordance with DTC’s procedures for such transfer. Delivery of documents to DTC does not constitute delivery to the Depository.

Guarantee of Signatures. No signature guarantee is required on the Letter of Transmittal if:

•

the Letter of Transmittal is signed by the registered holder(s) of the Shares tendered therewith, unless such registered holder has completed the box entitled “Special Payment Instructions” on the Letter of Transmittal; or

•

the Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of the Securities Transfer Agents Medallion Program or any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 of the Exchange Act (each of which we refer to as an “Eligible Institution”).

In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If a Certificate is registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made to, or a Certificate not accepted for purchase or not tendered is to be issued in, the name of a person other than the registered holder, then the Certificate must be endorsed or accompanied by duly executed stock powers, in either case signed exactly as the name of the registered holder appears on the Certificate, with the signature on such Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

Notwithstanding any other provision of the Offer, payment for Shares accepted pursuant to the Offer will in all cases only be made after timely receipt by the Depository of (i) Certificates evidencing such Shares or a Book-Entry Confirmation of a book-entry transfer of such Shares into the Depository’s account at DTC pursuant to the procedures set forth in this Section 3, (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depository.

The method of delivery of Certificates, the Letter of Transmittal and all other required documents, including delivery through DTC, is at the option and risk of the tendering stockholder, and the delivery of all such documents will be deemed made (and the risk of loss and the title of Certificates will pass) only when actually received by the Depository (including, in the case of a book-entry transfer, receipt of a Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery prior to the Expiration Date.

Irregularities. The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder’s acceptance of the Offer, as well as the tendering stockholder’s representation and warranty that such stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal. Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer (and if the Offer is extended or amended, the terms of or the conditions to any such extension or amendment).

Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us, in our sole discretion. We reserve the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been waived or cured within such time as Purchaser has determined. None of Mr. Cooper, Purchaser, the Depository, the Information Agent or any other person will be under any duty to give notice of any defects or irregularities in tenders or incur any liability for failure to give any such notice. Interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be determined by us in our sole discretion.

Appointment. By executing the Letter of Transmittal as set forth above, the tendering stockholder will irrevocably appoint designees of Purchaser as such stockholder’s attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for purchase by Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares. All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, we accept for payment Shares tendered by such stockholder as provided herein. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective). The designees of Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of Home Point’s stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon our acceptance for payment of such Shares, Purchaser or its designees must be able to exercise full voting, consent and other rights with respect to such Shares and other related securities or rights, including voting at any meeting of Home Point’s stockholders.

4.	Withdrawal Rights.

Shares tendered pursuant to the Offer may be withdrawn at any time until the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after July 25, 2023, which is the 60th day after the date of the commencement of the Offer.

For a withdrawal to be effective, a written notice of withdrawal must be timely received by the Depository at one of its addresses set forth in this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depository, then, prior to the physical release of such Certificates, the serial numbers shown on such Certificates must be submitted to the Depository and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3 — “Procedures for Accepting the Offer and

Tendering Shares,” any notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn Shares.

Withdrawals of Shares may not be rescinded. Any Shares validly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by again following one of the procedures described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares” at any time prior to the Expiration Date.

We will determine, in our sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal and our determination will be final and binding. None of Mr. Cooper, Purchaser, the Depository, the Information Agent or any other person will be under any duty to give notice of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5.	Certain U.S. Federal Income Tax Consequences.

The following is a general discussion of certain U.S. federal income tax consequences of the Offer and the Merger to U.S. Holders (as defined below) whose Shares are tendered and accepted for purchase pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger. This summary is based on current provisions of the Internal Revenue Code of 1986, as amended (which we refer to as the “Code”), the Treasury Regulations promulgated thereunder, and administrative and judicial interpretations thereof, all of which are subject to change, possibly with retroactive effect. Any such change could affect the accuracy of the statements and conclusions set forth in this discussion. We have not sought, and do not intend to seek, any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation.

This summary applies only to U.S. Holders who hold Shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This summary does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, nor does it address any foreign, state or local tax consequences of the Offer or the Merger. In addition, this summary does not address U.S. federal tax other than the income tax or any applicable state, local, or foreign tax laws. Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that may be relevant to a holder in light of its, his or her particular circumstances, or that may apply to a holder that is subject to special treatment under the U.S. federal income tax laws (including, for example, foreign taxpayers, small business investment companies, regulated investment companies, real estate investment trusts, S corporations, controlled foreign corporations, passive foreign investment companies, cooperatives, banks and other financial institutions, insurance companies, tax-exempt organizations (including private foundations), retirement plans, holders that are, or hold Shares through, partnerships or other pass-through entities for U.S. federal income tax purposes, U.S. persons whose functional currency is not the U.S. dollar, dealers in securities or foreign currency, traders that use the mark-to-market method of accounting with respect to their securities, holders who are required to recognize income or gain with respect to the Offer or the Merger no later than such income or gain is required to be reported on an applicable financial statement, expatriates and former long-term residents of the United States, persons subject to any alternative minimum tax, holders holding Shares that are part of a straddle, hedging, constructive sale, conversion transaction or other integrated transaction, holders who receive cash pursuant to the exercise of appraisal rights, holders who received Shares pursuant to the exercise of employee stock options, or otherwise as compensation) and holders that hold, directly or constructively (or that held, directly or constructively, at any time during the five-year period ending on the date of the merger) 5% or more of the outstanding Shares. Also, this discussion does not address U.S. federal income tax considerations applicable to a holder of Shares who exercises appraisal rights under the DGCL. This discussion does not address the impact of Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder and intergovernmental agreements entered into pursuant thereto or in connection therewith (commonly referred to as the “Foreign Account Tax Compliance Act” or “FATCA”). This discussion does not address the tax consequences of any transaction other than the Offer or the Merger.

For purposes of this summary, the term “U.S. Holder” means a beneficial owner of Shares that, for U.S. federal income tax purposes, is: (i) an individual who is a citizen or resident of the United States; (ii) a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate, the income of which is subject to U.S. federal income tax regardless of its source; or (iv) a trust, if (A) a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have authority to control all of the trust’s substantial decisions or (B) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes. This discussion does not address the tax consequences to holders who are not U.S. Holders.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Shares, the tax treatment of a person treated as a partner in such partnership generally will depend upon the status of the partner and the partnership’s activities. Accordingly, entities or arrangements treated as partnerships for U.S. federal income tax purposes that hold Shares and persons treated as partners in such partnerships should consult their tax advisors regarding the specific U.S. federal income tax consequences to them of the Offer and the Merger.

Because individual circumstances may differ, all holders should consult their own tax advisor to determine the particular tax consequences of the Offer and the Merger to them, including the application and effect of any alternative minimum tax and any state, local and foreign tax laws and changes in any laws.

The exchange of Shares for cash pursuant to the Offer or the Merger will be a taxable transaction to U.S. Holders for U.S. federal income tax purposes. In general, a U.S. Holder who exchanges Shares for cash pursuant to the Offer or the Merger will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received and the U.S. Holder’s adjusted tax basis in the Shares exchanged. If a U.S. Holder acquired Shares by purchase, the U.S. Holder’s adjusted tax basis in its Shares will generally equal the amount the U.S. Holder paid for the relevant Shares. Such gain or loss will generally be capital gain or loss and will be long-term capital gain or loss if, as of the date of the exchange, a U.S. Holder’s holding period for such Shares is more than one (1) year. Long-term capital gain recognized by certain non-corporate holders, including individuals, is currently taxable at reduced rates, which rates are subject to change. The deductibility of capital losses is subject to certain limitations.

If a U.S. Holder acquired different blocks of Shares at different times and/or different prices, such U.S. Holder must determine its, his or her adjusted tax basis and holding period separately with respect to each block of Shares.

Information Reporting and Backup Withholding

Payments of cash to a U.S. Holder pursuant to the Offer or the Merger may, under certain circumstances, be subject to information reporting and backup withholding, unless the U.S. Holder provides proof of an applicable exemption or furnishes its correct taxpayer identification number, and otherwise complies with all applicable requirements of the backup withholding rules. In addition, if the paying agent is not provided with a U.S. Holder’s correct taxpayer identification number or other adequate basis for exemption, the U.S. Holder may be subject to certain penalties imposed by the IRS. Certain U.S. Holders (such as corporations) are exempt from backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. Holder’s U.S. federal income tax liability, if any, provided that such U.S. Holder furnishes the required information to the IRS in a timely manner.

Holders of Shares should consult their own tax advisors with respect to the tax consequences of the Offer and the Merger in their particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, non-U.S. or other tax laws and of changes in those laws.

6.	Price Range of Shares; Dividends.

The Shares currently trade on Nasdaq under the symbol “HMPT.” Home Point has advised Mr. Cooper that, as of the close of business on May 25, 2023, there were (i) 138,551,796 issued and outstanding shares of common stock, (ii) 2,139,223 shares of common stock subject to issuance pursuant to stock options, 152,262 shares of common stock underlying time-vesting restricted stock units and 128,921 shares of common stock underlying performance-vesting restricted stock units measured at the maximum level of performance granted by Home Point pursuant to the 2021 Plan, (iii) 19,093,791 shares of common stock reserved and available for future issuance under the 2021 Plan, (iv) 1,388,601 shares of common stock reserved for issuance pursuant to the Home Point’s ESPP, (v) no shares of common stock held by Home Point as treasury stock and (vi) no shares of Home Point’s preferred stock, par value $0.01 per share, issued or outstanding.

The following table sets forth, for the periods indicated, the high and low sale prices per Share for each quarterly period within the three (3) preceding fiscal years, as reported on Nasdaq, and the quarterly cash dividends declared per Share for each such quarterly period.

	High	Low	Cash Dividends Declared
Fiscal Year Ended December 31, 2020
First Quarter	N/A	N/A	$—
Second Quarter	N/A	N/A	$—
Third Quarter	N/A	N/A	$—
Fourth Quarter	N/A	N/A	$—
Fiscal Year Ended December 31, 2021
First Quarter	$13.15	$9.05	$—
Second Quarter	$10.33	$5.57	$—
Third Quarter	$6.08	$3.75	$0.15
Fourth Quarter	$5.85	$3.60	$0.04
Fiscal Year Ended December 31, 2022	$13.15	$3.60
First Quarter	$5.04	$2.80	$0.04
Second Quarter	$4.65	$2.47	$0.04
Third Quarter	$4.10	$1.50	$—
Fourth Quarter	$1.97	$0.99	$—
Fiscal Year Ended December 31, 2023	$5.04	$0.99
First Quarter	$2.55	$1.24	$—
Second Quarter (through May 25, 2023)	$2.30	$1.50	$—

On May 10, 2023, the last trading day before the public announcement of the execution of the Merger Agreement, the reported closing sales price of the Shares on Nasdaq was $1.91. On May 25, 2023, the last full trading day before the commencement of the Offer, the reported closing sales price of the Shares on Nasdaq was $2.28. The Offer Price represents a premium of approximately 22% over the trading price at which the Shares closed on May 10, 2023.

The Merger Agreement provides that from the date of the Merger Agreement to the Effective Time, except with the prior written consent of Mr. Cooper, Home Point will not, and will not permit any of its subsidiaries to, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock (including the Shares).

7.	Certain Information Concerning Home Point.

Except as specifically set forth herein, the information concerning Home Point contained in this Offer to Purchase has been taken from or is based upon information furnished by Home Point or its representatives or upon publicly available documents and records on file with the SEC and other public sources. The summary information set forth below is qualified in its entirety by reference to Home Point’s public filings with the SEC (which may be obtained and inspected as described below) and should be considered in conjunction with the more comprehensive financial and other information in such reports and other publicly available information.

General. The following description of Home Point and its business has been taken from Home Point’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2023 and Home Point’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, and is qualified in its entirety by reference to such reports.

Home Point is a Delaware corporation. Home Point’s common stock trades on the Nasdaq Global Select Market under the symbol “HMPT.” Home Point’s principal executive offices are located at 2211 Old Earhart Road, Suite 250, Ann Arbor, Michigan 48105 and its telephone number is (888) 616-6866. Home Point’s internet address is www.investors.homepoint.com.

Home Point, through its subsidiaries, is a residential mortgage originator and servicer with a business model focused on growing originations by leveraging a network of partner relationships and its servicing operation. Home Point’s business operations were historically organized into the following two segments: (1) Origination and (2) Servicing. Home Point Financial Corporation, a New Jersey corporation and a wholly owned subsidiary of Home Point, originated, sells, and services residential real estate mortgage loans throughout the U.S. and owns certain servicing assets. Home Point Corporation Insurance Agency LLC, a Michigan limited liability company, is a wholly owned subsidiary of Home Point that brokers home owner insurance policies.

In April 2023, Home Point announced that it had entered into a definitive agreement to sell to The Loan Store, Inc. certain assets of Home Point’s wholesale originations channel. On May 1, 2023, Home Point completed this asset sale pursuant to the purchase agreement.

Available Information. The Shares are registered under the Exchange Act. Accordingly, Home Point is subject to the information reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning Home Point’s directors and officers, their remuneration and stock options granted to them, the principal holders of Home Point’s securities, any material interests of such persons in transactions with Home Point and other matters is required to be disclosed in reports and proxy statements, the most recent report, Home Point’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, having been filed with the SEC on March 9, 2023. Such reports, proxy statements and other information are available on the SEC’s website at www.sec.gov.

8.	Certain Information Concerning Mr. Cooper and Purchaser.

Mr. Cooper and Purchaser. Mr. Cooper, collectively with its consolidated subsidiaries, provides servicing, origination and transaction-based services related to single family residences throughout the United States with operations under its primary brands: Mr. Cooper® and Xome®. Mr. Cooper is one of the largest home loan servicers and originators in the country focused on delivering a variety of servicing and lending products, services and technologies. Mr. Cooper was incorporated in the State of Delaware in 2015.

Purchaser is a Delaware corporation formed on May 5, 2023 solely for the purpose of effecting the Offer and the Merger and has conducted no business activities other than those related to the structuring and negotiation of the Offer and the Merger. Purchaser has no assets or liabilities other than the contractual rights and obligations related to the Merger Agreement and the Support Agreement. Upon the completion of the Merger, Purchaser’s separate corporate existence will cease and Home Point will continue as the Surviving Corporation. Until immediately prior to the time Purchaser purchases Shares pursuant to the Offer, it is not anticipated that Purchaser will have any assets or liabilities or engage in activities other than those incidental to its formation and capitalization and the transactions contemplated by the Offer and the Merger. Purchaser is a direct, wholly owned subsidiary of Mr. Cooper.

Mr. Cooper’s and Purchaser’s principal executive offices are located at 8950 Cypress Waters Boulevard, Coppell, Texas 75019, and their telephone number is (469) 549-2000. Mr. Cooper’s internet address is www.mrcoopergroup.com.

The name, citizenship, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of Mr. Cooper and Purchaser are listed in Schedule I to this Offer to Purchase.

During the last five years, none of Mr. Cooper or Purchaser or, to the best knowledge of Mr. Cooper and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws.

Except as provided in the Merger Agreement or as otherwise described in this Offer to Purchase, (i) none of Mr. Cooper or Purchaser or, to the best knowledge of Mr. Cooper and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority-owned subsidiary of Mr. Cooper or Purchaser or any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Shares and (ii) none of Mr. Cooper or Purchaser or, to the best knowledge of Mr. Cooper and Purchaser, any of the persons or entities referred to in Schedule I hereto nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in respect of any Shares during the past sixty (60) days. Except as provided in the Merger Agreement or as otherwise described in this Offer to Purchase, none of Mr. Cooper or Purchaser or, to the best knowledge of Mr. Cooper and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Home Point (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations).

Except as set forth in this Offer to Purchase, none of Mr. Cooper or Purchaser or, to the best knowledge of Mr. Cooper and Purchaser, any of the persons listed in Schedule I hereto, has had any business relationship or transaction with Home Point or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer.

Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between Mr. Cooper or any of its subsidiaries or, to the best knowledge of Mr. Cooper and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and Home Point or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets during the past two years.

Available Information. Pursuant to Rule 14d-3 under the Exchange Act, we have filed with the SEC a Tender Offer Statement on Schedule TO (which we refer to as the “Schedule TO”), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. The Schedule TO and the exhibits thereto, as well as other information filed by Mr. Cooper and Purchaser with the SEC, are available on the SEC’s website at www.sec.gov.

9.	Source and Amount of Funds.

The Offer is not subject to a financing condition. Mr. Cooper and Purchaser currently have, and will have, available to them, through a variety of sources, including cash on hand, funds necessary for the payment of the aggregate Offer Price and the aggregate Merger Consideration and to satisfy all of their payment obligations under the Merger Agreement and resulting from the transactions contemplated thereby. Mr. Cooper has not entered into any financing commitment in connection with the Merger Agreement or the transactions contemplated thereby.

10.	Background of the Offer; Past Contacts or Negotiations with Home Point.

The following chronology summarizes the key meetings and events between representatives of Mr. Cooper and representatives of Home Point that led to the signing of the Merger Agreement. The following chronology does not purport to catalogue every conversation among the representatives of Mr. Cooper and Home Point. For a review of Home Point’s additional activities relating to these contacts, please refer to Home Point’s Schedule 14D-9 being mailed to stockholders with this Offer to Purchase. The information set forth below regarding Home Point was provided by Home Point, and none of Mr. Cooper, Purchaser or any of their respective affiliates or representatives take any responsibility for the accuracy or completeness of any information regarding meetings or discussions in which Mr. Cooper or its affiliates or representatives did not participate.

In early September, 2022, Houlihan Lokey Capital Inc. (“Houlihan Lokey”), financial advisor to Home Point, contacted Mr. Cooper to explore its interest in a strategic transaction with Home Point. As a result of this outreach, Home Point entered into a confidentiality agreement with Mr. Cooper to facilitate discussion, which included a customary standstill provision. Mr. Cooper was provided with access to non-public information regarding Home Point and attended presentations by Home Point’s management regarding Home Point’s business.

On November 1, 2022, consistent with the direction of the Home Point Board, Houlihan Lokey distributed a letter to Mr. Cooper, which had expressed continued interest in a potential strategic transaction with Home Point, requesting a proposal for a strategic transaction (the “November Letter”). The November Letter requested, among other things, that any proposal be formulated in terms of a price per share of Home Point common stock and that Mr. Cooper indicate its remaining diligence and timing considerations. The November Letter further requested that proposals be submitted by November 11, 2022.

On November 14, Home Point received an indication of interest from Mr. Cooper contemplating a purchase of Home Point’s tangible assets, net of unrestricted cash paid out as a pre-closing dividend to Home Point’s existing stockholders, for $138.2 million with consideration in the form of Mr. Cooper stock (the “November 14 Mr. Cooper Indication of Interest”). The November 14 Mr. Cooper Indication of Interest contemplated an illustrative pre-closing dividend in the amount of $270.7 million and that the stock consideration would be in a variable amount based on the relative book values of Mr. Cooper and Home Point at the time of the closing of the proposed transaction. The November 14 Mr. Cooper Indication of Interest did not express Mr. Cooper’s offer in terms of a price per share of Home Point common stock and was made subject to the completion of due diligence and other customary conditions.

On December 1, 2022, Mr. Cooper participated in a diligence call with Home Point and its advisors to discuss legal and structuring considerations with respect to an acquisition of Home Point, in particular due diligence on existing litigation involving Home Point and transaction structures permitting Home Point’s 5.0% Senior Notes due 2026 to be assumed by a buyer in a strategic transaction.

On December 9, 2022, consistent with the direction of the Home Point Board, Houlihan Lokey distributed a letter to Mr. Cooper requesting a revised proposal for a strategic transaction (the “December Letter”). The

December Letter again requested that any proposal be formulated in terms of a specific price per share and that Mr. Cooper describe remaining due diligence requirements. The December Letter further requested that a revised proposal be submitted by December 16, 2022. In connection with the distribution of the December Letter, representatives of Houlihan Lokey spoke with representatives of Mr. Cooper. In the course of these discussions, representatives of Houlihan Lokey pressed Mr. Cooper to improve the value represented in the November 14 Mr. Cooper Indication of Interest based on further due diligence information and indicated the Home Point Board would prefer if Mr. Cooper were to move quickly to a signing and minimize the sign-to-close period.

On December 19, 2022, Home Point received a revised indication of interest from Mr. Cooper valuing Home Point at $1 after giving effect to a contemplated pre-closing cash dividend of approximately $308 million to Home Point’s existing stockholders, with the amount estimated based on Home Point’s fourth quarter 2022 adjusted book value, with the acquisition of Home Point structured as an equity purchase (the “December 19 Mr. Cooper Indication of Interest”). The December 19 Mr. Cooper Indication of Interest did not express Mr. Cooper’s offer in terms of a price per share of Home Point common stock and was made subject to the completion of due diligence and other customary conditions.

On December 22, 2022, Home Point received a revised indication of interest from Mr. Cooper that reiterated the terms set forth in the December 19 Mr. Cooper Indication of Interest, but added that Mr. Cooper would use reasonable best efforts to be in a position to sign definitive transaction agreements by January 15, 2023 and increased the amount of the contemplated pre-closing cash dividend to Home Point’s existing stockholders from approximately $308 million to $351 million (the “Revised December 19 Mr. Cooper Indication of Interest”).

On December 29, 2022, representatives of Mr. Cooper, Home Point, Houlihan Lokey and Kirkland & Ellis LLP (“Kirkland”), legal advisor to Home Point, met to discuss transaction structure considerations with respect to the ability of Mr. Cooper to assume Home Point’s 5.0% Senior Notes due 2026 and regulatory licensing considerations.

On January 3, 2023, representatives of Houlihan Lokey distributed a term sheet to Mr. Cooper that contemplated, among other things, (i) a one-step reverse triangular merger structure, (ii) a fixed amount of consideration (in cash or stock) to be set at signing, (iii) a customary public company framework where the representations, warranties and covenants made by each party in the merger agreement would not survive the closing of the transaction, (iv) customary public company conditions to the closing of the transaction, (v) a customary “no-shop” covenant restricting Home Point from soliciting alternate proposals following signing, subject to the ability of Home Point to consider, respond to and accept unsolicited proposals for a period following signing and (vi) stockholder approval obtained by the Principal Stockholders acting by written consent (the “Merger Agreement Term Sheet”).

Shortly following Mr. Cooper’s receipt of the Merger Agreement Term Sheet, representatives of Mr. Cooper informed representatives of Houlihan Lokey that after diligence review, Mr. Cooper was not prepared to move forward with an equity purchase of Home Point. However, representatives of Mr. Cooper informed representatives of Houlihan Lokey that Mr. Cooper was open to considering a transaction whereby Mr. Cooper would acquire Home Point’s portfolio of mortgage servicing rights structured with limited representations and warranties related to such mortgage servicing rights and no repurchase liability exposure for Home Point following the closing of the transaction. Representatives of Houlihan Lokey encouraged representatives of Mr. Cooper to provide a proposal in writing for consideration by the Home Point Board.

On January 6, 2023, Home Point received a revised indication of interest from Mr. Cooper contemplating an asset acquisition of the portfolio of mortgage servicing rights owned by Home Point (rather than a stock purchase of Home Point) with the price for the portfolio of mortgage servicing rights valued at $1.0755 billion based on Home Point’s October 31, 2022 data tape (the “January 6 MSR Indication of Interest”).

On January 10, 2023, Home Point received a revised indication of interest from Mr. Cooper contemplating an acquisition of the portfolio of mortgage servicing rights owned by Home Point (rather than an acquisition of

Home Point) with a cash purchase price calculated as 124.4148 basis points on the unpaid principal balance of Home Point’s mortgage servicing right portfolio (the “January 10 MSR Indication of Interest”). The January 10 MSR Indication of Interest stated that the transaction would be subject to terms and conditions, including post-closing indemnification, typically used in arm’s length sales of portfolios of mortgage servicing rights and that the January 10 MSR Indication of Interest was made subject to the completion of due diligence and other customary conditions. The January 10 MSR Indication of Interest did not express Mr. Cooper’s offer as an aggregate dollar figure or in terms of a price per share of Home Point common stock.

On January 20, 2023, Home Point shared with Mr. Cooper a markup of the January 10 MSR Indication of Interest, which provided comments on the terms and conditions of the potential transaction and reserved on the purchase price proposed by Mr. Cooper (the “January 20 Home Point Markup”).

On January 27, 2023, Home Point received a revised indication of interest from Mr. Cooper contemplating an acquisition of the portfolio of mortgage servicing rights owned by Home Point (rather than an acquisition of Home Point) with a cash purchase price calculated as 117.7000 basis points on the unpaid principal balance of Home Point’s mortgage servicing right portfolio (the “January 27 MSR Indication of Interest”). The January 27 MSR Indication of Interest also provided revised terms and conditions of the potential transaction in response to the January 20 Home Point Markup. The January 27 MSR Indication of Interest did not express Mr. Cooper’s offer as an aggregate dollar figure.

On February 13, 2023, Home Point received a revised indication of interest from Mr. Cooper updating the valuation of mortgage servicing rights set forth in the January 27 MSR Indication of Interest (the “February 13 MSR Indication of Interest”). The February 13 MSR Indication of Interest reflected a total asset value purchase price of approximately $1.1 billion based on a 5.0x multiple on Home Point’s portfolio of conventional mortgage servicing rights and a 3.18x multiple on Home Point’s portfolio of Government National Mortgage Association mortgage servicing rights. The February 13 MSR Indication of Interest also indicated that Mr. Cooper would receive early payoff protection in the form of a purchase price adjustment (the “EPO”) with respect to mortgage servicing rights that were paid off in the first three monthly payment cycles following the closing of the sale of mortgage servicing rights contemplated by the indication of interest.

On February 15, 2023, representatives of Houlihan Lokey provided Mr. Cooper with comments prepared by Home Point management with the assistance of Houlihan Lokey and Kirkland on the terms of the February 13 MSR Indication of Interest (the “February 15 Counterproposal”). The February 15 Counterproposal contemplated, among other things, only the sale of Home Point’s portfolio of conventional mortgage servicing rights (and not Home Point’s portfolio of Government National Mortgage Association mortgage servicing rights) and limitations on the conditions Home Point would need to satisfy to receive any portion of the held back purchase price. The February 15 Counterproposal also provided that Mr. Cooper would only receive EPO in respect of mortgage servicing rights that were paid off in the first two monthly payment cycles following the closing of the sale of Home Point’s portfolio of mortgage servicing rights contemplated by the indication of interest.

On February 17, 2023, Home Point received a revised indication of interest from Mr. Cooper updating the terms and conditions of the February 13 MSR Indication of Interest (the “February 17 MSR Indication of Interest”). In particular, the February 17 MSR Indication of Interest increased the period of time during which Mr. Cooper would receive EPO for three months (from two months in the February 15 Counterproposal) and increased the set of documents with respect to any given mortgage loan that Mr. Cooper would need to receive in order to release held back purchase price.

On March 20, 2023, Mr. Jay Bray, chairman and chief executive officer of Mr. Cooper, called representatives of Houlihan Lokey indicating Mr. Cooper was considering reengaging regarding a strategic transaction (as opposed to a purchase of mortgage servicing rights) with Home Point, subject to receiving and reviewing updated financial due diligence information. Representatives of Houlihan Lokey informed Mr. Bray that Home Point was considering a potential sale of Home Point’s origination business, which, if completed, would provide greater clarity on Home Point’s ongoing business and prospects. In light of that conversation, on March 23, 2023, representatives of Houlihan Lokey provided representatives of Mr. Cooper with updated financial due diligence information.

On April 10, 2023 and April 12, 2023, at the request of representatives of Mr. Cooper, representatives of Houlihan Lokey provided updated financial due diligence information to representatives of Mr. Cooper, including an analysis prepared by Home Point management with the assistance of Home Point’s tax advisors regarding tax structuring considerations.

On April 12, representatives of Mr. Cooper provided a financial analysis to representatives of Houlihan Lokey indicating that Mr. Cooper was prepared to make an offer based on a $306 million adjusted book value attributable to Home Point as a whole (rather than, as previously proposed by Mr. Cooper, a sale of mortgage servicing rights) (the “April 12 Mr. Cooper Indication of Interest”). Representatives of Houlihan Lokey encouraged the representatives of Mr. Cooper to provide the April 12 Mr. Cooper Indication of Interest in writing and in terms of a price per share of Home Point common stock for consideration by the Home Point Board.

On April 16, 2023, Home Point received a revised indication of interest from Mr. Cooper contemplating an acquisition of Home Point with consideration amounting to $2.25 in cash per share of Home Point common stock (the “Initial April 16 Mr. Cooper Indication of Interest”). The Initial April 16 Mr. Cooper Indication of Interest set forth certain other transaction terms, including Mr. Cooper’s expectation that Mr. Cooper would acquire a portion of Home Point’s mortgage servicing rights through a forward sale in connection with Mr. Cooper’s acquisition of Home Point’s equity to utilize certain deferred tax assets and that Mr. Cooper was prepared to complete its confirmatory diligence in 30 days. Following a discussion between representatives of Houlihan Lokey and representatives of Mr. Cooper, representatives of Mr. Cooper submitted a further revised indication of interest (the “April 16 Mr. Cooper Indication of Interest”) clarifying that it was prepared to complete confirmatory diligence and be in a position to execute definitive transaction documentation before May 15, 2023, with the other terms of the Initial April 16 Mr. Cooper Indication of Interest remaining unchanged.

On April 19, 2023 representatives of Houlihan Lokey provided updated assumptions regarding expenses associated with employee compensation payable in connection with a change of control of Home Point (the “Updated Assumptions”) to Mr. Cooper and recommended that Mr. Cooper update the April 16 Mr. Cooper Indication of Interest in light of the Updated Assumptions.

On April 21, 2023, representatives of Kirkland sent a draft merger agreement (the “Initial Draft Merger Agreement”) to representatives of Wachtell, Lipton Rosen & Katz (“Wachtell Lipton”), legal counsel to Mr. Cooper. The Initial Draft Merger Agreement provided for (i) a one-step reverse triangular merger structure, (ii) a “hell-or-high-water” regulatory efforts covenant and (iii) a covenant restricting Home Point’s ability to consider alternative strategic transactions, subject to the Home Point Board’s ability to change its recommendation or terminate the merger agreement under specified circumstances. The Initial Draft Merger Agreement also indicated that the Principal Stockholders would enter into a support agreement at signing obligating the Principal Stockholders to act by written consent to approve the transactions contemplated by the merger agreement, which obligation would cease to be effective upon the Home Point Board changing its recommendation to Home Point stockholders in favor of the transaction contemplated by the merger agreement or Home Point terminating the merger agreement with Mr. Cooper.

Also on April 21, 2023, representatives of Mr. Cooper sent an extensive list of due diligence requests to representatives of Home Point (the “April 21 Diligence Request”).

On April 24, 2023, William Newman, president and chief executive officer of Home Point, and Mr. Bray met for breakfast to discuss the status of negotiations between Home Point and Mr. Cooper and agreed to target the weekend of May 6, 2023 for finalizing definitive transaction documents. Following the breakfast meeting, representatives of Home Point, Houlihan Lokey and Mr. Cooper met to discuss open due diligence points highlighted in the April 16 Mr. Cooper Indication of Interest and the April 21 Diligence Request and to discuss tax structuring considerations. Representatives of Houlihan Lokey also encouraged Mr. Cooper to accelerate their due diligence work, conveying that the strength of Mr. Cooper’s offer lay in part in its ability to move quickly to a signing and provide a relatively short interim period. Later on April 24, 2023, representatives of Home Point participated in a due diligence call with representatives of Mr. Cooper to discuss existing litigation to which Home Point was subject and ongoing regulatory exams.

Also on April 24, 2023, Home Point received a revised indication of interest from Mr. Cooper utilizing the Updated Assumptions, which contemplated an acquisition of Home Point with consideration amounting to $2.33 in cash per share of Home Point common stock (the “April 24 Mr. Cooper Indication of Interest”).

During the week of April 24, 2023, representatives of Home Point participated in numerous due diligence calls with representatives of Mr. Cooper to discuss topics including regulatory matters, vendor management, human resources matters and existing litigation to which Home Point was subject.

On April 25, 2023, representatives of Mr. Cooper sent to representatives of Houlihan Lokey a draft purchase and sale agreement with respect to a portion of the Home Point mortgage servicing rights (the “MSR Purchase Agreement”).

On April 30, 2023, representatives of Wachtell Lipton delivered a revised merger agreement (the “April 30 Draft Merger Agreement”), which provided for (i) a two-step tender offer and merger governed by Section 251(h) of the General Corporation Law of the State of Delaware, (ii) a forward sale of a portion of Home Point’s mortgage servicing rights as a condition precedent to the closing of the tender offer, (iii) a condition precedent to the closing of the tender offer based on Home Point’s tangible book value exceeding an unspecified target at the closing of the tender offer and (iv) revisions to the Initial Draft Merger Agreement’s deal protection provisions including a termination fee amounting to 5% of Home Point’s total equity value and removing the ability of the Home Point Board to terminate the merger agreement to enter a superior transaction. In addition, the April 30 Draft Merger Agreement indicated that Mr. Cooper expected the Principal Stockholders’ obligation to tender their shares of Home Point common stock would only terminate upon the consummation of the transactions contemplated by the merger agreement or the termination of the merger agreement.

On May 2, 2023, representatives of Kirkland delivered draft disclosure schedules to the merger agreement and a tender and support agreement to Wachtell Lipton.

On May 3, 2023, representatives of Kirkland delivered a revised merger agreement to Wachtell Lipton (the “May 3 Draft Merger Agreement”).

Later on May 3, 2023, representatives of Mr. Cooper provided representatives of Home Point with a list of key issues presented by the May 3 Draft Merger Agreement (the “May 3 Issues List”), including the following items: (i) the inclusion of a condition precedent to the closing of the tender offer based on Home Point’s tangible book value exceeding an unspecified target at the closing of the tender offer remained an open item and (ii) Mr. Cooper’s view that the Home Point Board should not be permitted to terminate a merger agreement with Mr. Cooper in order to enter into a superior transaction and that the Principal Stockholders’ commitment to tender their shares should only terminate upon the termination of the merger agreement and (iii) the precise timing of the forward sale of Home Point’s mortgage servicing rights required further discussion among Mr. Cooper’s and Home Point’s advisors.

Throughout the period from May 3 through May 7, representatives of Kirkland and Wachtell Lipton engaged in numerous calls to discuss topics raised in the May 3 Issues List and exchanged drafts of transaction documents, including the merger agreement, the tender and support agreement and the MSR Purchase Agreement.

On May 4, 2023, Eric Rosenzweig, a Home Point director, met for breakfast with Mr. Bray, during which meeting Messrs. Rosenzweig and Bray discussed the topics raised in the May 3 Issues List.

On May 5, 2023, Home Point received a revised indication of interest (the “May 5 Mr. Cooper Indication of Interest”) from Mr. Cooper, confirming Mr. Cooper’s proposal to acquire Home Point with consideration amounting to $2.33 in cash per share and reiterating that Mr. Cooper required a transaction where Home Point did not have the ability to terminate the transaction to accept a superior transaction and a transaction consistent with Mr. Cooper’s position on the timing of the forward sale of a portion of Home Point’s mortgage servicing rights. The May 5 Mr. Cooper Indication of Interest also indicated that the indication of interest was contingent on signing a merger agreement by 5 p.m. EST on May 7, 2023.

On May 7, 2023, representatives of Kirkland delivered a revised draft merger agreement to representatives of Wachtell Lipton (the “May 7 Draft Merger Agreement”) reflecting (i) a one-step merger, (ii) a commitment by the Principal Stockholders to act by written consent to approve the transaction immediately following signing and (iii) no right for the Home Point Board to terminate the merger agreement to enter into a superior transaction, along with related drafts of ancillary documents. Representatives of Kirkland concurrently delivered a revised draft of the MSR Purchase Agreement to representatives of Wachtell Lipton.

Later on May 7, 2023, Mr. Newman and Mr. Bray met telephonically to discuss transaction status and confirmed that both Home Point and Mr. Cooper were committed to moving quickly to a signing. Mr. Newman also encouraged Mr. Bray to enhance the value being offered by Mr. Cooper to Home Point stockholders.

Throughout the period from May 7 through May 10, representatives of Kirkland and Wachtell Lipton engaged in numerous calls to discuss topics related to the transaction documents and exchanged drafts of those transaction documents, including the merger agreement, the tender and support agreement and the MSR Purchase Agreement.

Following a meeting of the Home Point Board on May 9, 2023, each of Home Point, Mr. Cooper and Acquisition Sub executed and delivered the merger agreement on May 10, 2023.

On May 10, 2023, following market close, Mr. Cooper issued a press release announcing the proposed transaction.

Past Contacts, Transactions, Negotiations and Agreements.

For more information on the Merger Agreement and the other agreements between Home Point and Purchaser and their respective related parties, see Section 8 — “Certain Information Concerning Mr. Cooper and Purchaser,” Section 9 — “Source and Amount of Funds” and Section 11 — “The Merger Agreement; Other Agreements.”

11.	The Merger Agreement; Other Agreements.

The following summary of certain provisions of the Merger Agreement and all other provisions of the Merger Agreement discussed herein are qualified by reference to the Merger Agreement itself, which is incorporated herein by reference and filed as Exhibit (d)(1) to the Schedule TO. The Merger Agreement may be examined and copies may be obtained in the manner set forth in Section 8 — “Certain Information Concerning Mr. Cooper and Purchaser.” Stockholders and other interested parties should read the Merger Agreement for a more complete description of the provisions summarized below. Capitalized terms used herein and not otherwise defined have the respective meanings set forth in the Merger Agreement.

This summary of the Merger Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about Mr. Cooper, Purchaser or Home Point, their respective businesses, or the actual conduct of their respective businesses during the period prior to the consummation of the Offer or the Merger. The Merger Agreement contains representations and warranties that are the product of negotiations among the parties thereto and made to, and solely for the benefit of, each other as of specified dates. The assertions embodied in those representations and warranties are subject to qualifications and limitations agreed to by the respective parties and are also qualified in important part by a confidential disclosure schedule delivered by Home Point to Mr. Cooper in connection with the Merger Agreement. The representations and warranties in the Merger Agreement were made for the purpose of allocating contractual risk between the parties thereto and governing contractual rights and relationships between the parties thereto instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to security holders of Mr. Cooper or Home Point. In reviewing the representations, warranties and covenants contained in the Merger Agreement or any descriptions thereof in this Section 11, it is important to bear in mind that such representations, warranties and covenants or any descriptions thereof were not intended by the parties to the Merger Agreement to be characterizations of the actual state of facts or conditions of Mr. Cooper, Purchaser, Home Point or their respective affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may have changed since the date of the Merger Agreement and may change after the date of this summary, and such subsequent information may or may not be fully reflected in public disclosures. For the foregoing reasons, such representations, warranties and covenants or descriptions thereof should not be read alone and should instead be read in conjunction with the other information contained in the reports, statements and filings that Mr. Cooper and Home Point publicly file.

The Offer. The Merger Agreement provides that Purchaser will commence the Offer as promptly as practicable after the date of the Merger Agreement (but in no event later than May 24, 2023, which date Mr. Cooper, Purchaser and Home Point agreed to extend to May 26, 2023). Purchaser’s obligation to accept for payment and pay for Shares validly tendered (and not validly withdrawn) in the Offer is subject to the satisfaction of the Minimum Condition and the other Offer Conditions that are described in Section 15 — “Conditions to the Offer.” Subject to the satisfaction of the Minimum Condition and, to the extent waivable by Purchaser or Mr. Cooper, waiver of the other Offer Conditions, the Merger Agreement provides that Purchaser will promptly after (and in any event no later than the first (1st) business day after) the Expiration Date accept for payment all Shares tendered (and not validly withdrawn) pursuant to the Offer and (ii) promptly after (and in any event no later than the second (2nd) business day after) the Offer Acceptance Time pay for such Shares. The date and time at which Purchaser accepts for payment all Shares tendered and not validly withdrawn pursuant to the Offer is referred to as the “Offer Acceptance Time.”

Purchaser expressly reserves the right to waive any Offer Condition or make any change in the terms of or conditions to the Offer, except that Home Point’s prior written consent is required for Purchaser to:

•	decrease the Offer Price;

•	change the form of consideration payable in the Offer;

•	decrease the maximum number of Shares sought to be purchased in the Offer;

•	impose conditions to the Offer other than the conditions described in Section 15 — “Conditions to the Offer”;

•	amend, modify, supplement or waive the Minimum Condition or the Termination Condition;

•	amend, modify or supplement any of the other terms of the Offer in a manner that adversely affects, or would reasonably be expected to adversely affect, any holder of Shares in its capacity as such;

•

terminate the Offer or accelerate, extend or otherwise change the Expiration Date of the Offer except as otherwise required or expressly permitted by the Merger Agreement (including, for the avoidance of doubt, in connection with an Offer Termination); or

•	provide any “subsequent offering period” (or any extension thereof) in accordance with Rule 14d-11 of the Exchange Act.

The Merger Agreement contains provisions to govern the circumstances in which Purchaser is required or permitted to extend the Offer. The Merger Agreement provides that Purchaser may, in its discretion (and without the consent of Home Point or any other person), extend the Offer on one or more occasions, for an extension period of up to ten (10) business days per extension, if, as of the then-scheduled Expiration Date, any of the Offer Conditions is not satisfied and has not been waived by Purchaser or Mr. Cooper, to the extent waivable by Purchaser or Mr. Cooper.

Subject to Purchaser’s right to terminate the Offer and pursue the Merger in connection with an Offer Termination, the Merger Agreement provides that Purchaser must, and Mr. Cooper must cause Purchaser to, extend the Offer from time to time for:

•

any period required by any applicable law, any interpretation or position of the SEC, the staff thereof or Nasdaq applicable to the Offer; and, unless the applicable Offer Condition is waived by Purchaser or Mr. Cooper;

•

periods of up to ten (10) business days per extension, until (x) any waiting period (and any extension thereof) applicable to the consummation of the transactions contemplated by the Merger Agreement, including the Offer, under the HSR Act and any other antitrust laws has expired or been terminated, (y) the consents required by the Merger Agreement have been obtained, and (z) the notices required by the Merger Agreement have been made; and

•

periods of up to ten (10) business days per extension at the request of Home Point if, as of the scheduled Expiration Date, any Offer Condition (other than any such conditions that by their nature are to be satisfied at the expiration of the Offer, but subject to such conditions remaining capable of being satisfied) is not satisfied and has not been waived.

However, in no event will Purchaser be required to extend the Offer beyond the earlier to occur of (x) the valid termination of the Merger Agreement and (y) 5:00 p.m., New York City Time, on the Termination Date.

Board of Directors and Officers. Under the Merger Agreement, Mr. Cooper, Purchaser and Home Point have agreed that the directors of Purchaser as of immediately prior to the Effective Time will be the directors of the Surviving Corporation and the officers of Home Point as of immediately prior to the Effective Time will be the officers of the Surviving Corporation, in each case until their respective successors are duly elected and qualified.

The Merger Following the Offer Acceptance Time. The Merger Agreement provides that, if the Offer Acceptance Time occurs, following consummation of the Offer and subject to the terms and conditions of the Merger Agreement, and in accordance with the DGCL, Purchaser will be merged with and into Home Point, and, as a result of the Merger, the separate corporate existence of Purchaser will cease, and Home Point will continue as the Surviving Corporation. If the Offer Acceptance Time occurs, the Merger will be governed by Section 251(h) of the DGCL. The Merger will be consummated as soon as practicable following (but in any event on the same date as) the Offer Acceptance Time upon the terms and subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement.

Subject to compliance with the Merger Agreement, at the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation will be amended and restated to be identical to the certificate of incorporation and bylaws of Purchaser, until thereafter amended in accordance with the applicable provisions of the certificate of incorporation and bylaws of the Surviving Corporation and the DGCL, except that (i) in each case, the name of the Surviving Corporation will be “Home Point Capital Inc.” and (ii) the indemnity provisions will be the same as those under Home Point’s certificate of incorporation and bylaws, respectively, in each case as in effect as of the date of the Merger Agreement.

The obligations of Home Point, Mr. Cooper and Purchaser to complete the Merger are subject to the satisfaction or (to the extent not prohibited by law) waiver at or prior to the Effective Time of each of the following conditions (which we refer to, together with the obligations of Mr. Cooper and Purchaser, on the one hand, and Home Point, on the other hand, to effect the Merger, as described below, as the “Conditions to the Merger”):

•

no governmental authority of competent jurisdiction in any jurisdiction in which Home Point, Mr. Cooper or any of their respective affiliates have any business operations has enacted, issued, promulgated, enforced or entered any law or order which is then in effect and has the effect of restraining, enjoining, rendering illegal or otherwise prohibiting consummation of the Merger; and

•	Purchaser (or Mr. Cooper on Purchaser’s behalf) has accepted for payment all of the Shares validly tendered pursuant to the Offer and not validly withdrawn.

Conversion of Capital Stock at the Effective Time. Shares outstanding immediately prior to the Effective Time (other than any Shares held by Home Point, Mr. Cooper or any of their respective direct or indirect wholly owned subsidiaries or by any person who is entitled to, and has properly exercised and perfected their demand for, statutory appraisal of his or her Shares) will be converted at the Effective Time into the right to receive the Merger Consideration.

Each issued and outstanding share of the common stock, $0.01 par value per share, of Purchaser prior to the Effective Time will be converted into one (1) fully paid, non-assessable share of common stock, $0.01 par value per share, of the Surviving Corporation.

Treatment of Equity Awards.

The Offer is being made only for Shares, and not for outstanding stock options, restricted stock units or performance stock units of Home Point. Holders of outstanding stock options, restricted stock units and performance stock units of Home Point may participate in the Offer only if they first exercise such stock options or become vested in such stock units and such vested stock units are settled in Shares in accordance with the terms of the applicable equity incentive plan and other applicable agreements of Home Point and tender the Shares, if any, issued upon such exercise or in connection with such vesting and settlement. Any such exercise or settlement must be completed sufficiently in advance of the Expiration Date to assure the holder of such stock options or stock units that the holder will have sufficient time to comply with the procedures for tendering Shares described above in Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”

•

Stock Options. The Merger Agreement provides that each vested stock option or unvested stock option subject solely to time-based vesting conditions that is outstanding immediately prior to the Effective Time will, at the Effective Time, become fully vested and be converted into the right to receive a cash payment equal to the product of (A) the excess (if any) of the Offer Price over the applicable per Share exercise price and (B) the number of Shares subject to such stock option. Each unvested stock option subject to performance-based vesting conditions that is outstanding immediately prior to the Effective Time will, at the Effective Time, be cancelled and converted into the right to receive a cash payment equal to the product of (A) the excess (if any) of the Offer Price over the applicable per Share exercise price and (B) the number of Shares subject to such stock option (with such number, if any, determined in accordance with the terms of the applicable equity plan and award agreement).

•

Restricted Stock Units. The Merger Agreement provides that each restricted stock unit that is outstanding immediately prior to the Effective Time will, at the Effective Time, become fully vested and be converted into the right to receive a cash payment equal to the product of the Offer Price and the number of Shares subject to such restricted stock unit.

•

Performance Stock Units. The Merger Agreement provides that each performance stock unit that is outstanding immediately prior to the Effective Time will, at the Effective Time, be converted into the right to receive a cash payment equal to the product of the Offer Price and the number of Shares subject to such performance stock unit (with such number determined in accordance with the terms of the applicable equity plan and award agreement).

Treatment of Home Point’s ESPP. As soon as practicable following the date of the Merger Agreement, Home Point must take all actions as may be required to provide that (i) the Offering Period (as defined in Home Point’s 2021 Employee Stock Purchase Plan, as amended, restated, modified or otherwise supplemented from time to time, which we refer to as Home Point’s “ESPP”) in effect as of the date of the Merger Agreement will be the final Offering Period (we refer to such period as the “Final Offering Period”) and that no further Offering Period will commence pursuant to Home Point’s ESPP, (ii) no new participants may elect to participate in Home Point’s ESPP during the Final Offering Period; and (iii) each individual participating in the Final Offering Period on the date of the Merger Agreement will not be permitted to (A) increase his or her payroll contribution rate pursuant to Home Point’s ESPP from the rate in effect when the Final Offering Period commenced or (B) make separate non-payroll contributions to Home Point’s ESPP on or following the date of the Merger Agreement. Prior to the Effective Time, Home Point will take all actions that may be necessary to (x) cause the Final Offering Period, to the extent that it would otherwise be outstanding at the Effective Time, to be terminated no later than ten (10) business days prior to the date on which the Effective Time occurs; (y) make any pro rata adjustments that may be necessary to reflect the Final Offering Period, but otherwise treat the Final Offering Period as a fully effective and completed Offering Period for all purposes pursuant to Home Point’s ESPP; and (z) cause the exercise (as of no later than ten (10) business days prior to the date on which the Effective Time occurs) of each outstanding purchase right pursuant to Home Point’s ESPP. On such exercise date, Home Point will apply the funds credited as of such date pursuant to Home Point’s ESPP within each participant’s payroll withholding account to the purchase of whole shares of Home Point common stock in accordance with the terms of Home Point’s ESPP, and such shares of Home Point common stock will be entitled to the Merger Consideration. Immediately prior to and effective as of the Effective Time (but subject to the consummation of the Merger), Home Point will terminate its ESPP.

Representations and Warranties. In the Merger Agreement, Home Point has made representations and warranties to Mr. Cooper with respect to, among other things:

•	corporate matters, such as organization, organizational documents, standing, qualification, power, authority and subsidiaries;

•	capitalization;

•	authority relative to the Merger Agreement;

•	required consents and approvals and no violations of organizational documents or applicable law;

•	compliance with laws and permits and regulatory matters;

•	financial statements and SEC filings;

•	information to be included in the Offer documents, the Schedule 14D-9 and other information required to be disseminated in connection with the Offer;

•	disclosure controls and internal controls over financial reporting;

•	the absence of certain changes;

•	the absence of undisclosed liabilities;

•	litigation;

•	employees and employee benefit plans, including ERISA and certain related matters;

•	labor and employment matters;

•	intellectual property;

•	tax matters;

•	material contracts;

•	real property;

•	environmental matters;

•	no vote being necessary to consummate the Merger if the Minimum Condition is met;

•	brokers and certain fees;

•	the opinion of Home Point’s financial advisor;

•	insurance;

•	state takeover statutes;

•	compliance with anti-corruption and anti-bribery laws;

•	related party transactions; and

•	mortgage servicing practices.

Some of the representations and warranties in the Merger Agreement made by Home Point are qualified as to “materiality” or “Company Material Adverse Effect” or by knowledge or the ability to consummate the transactions contemplated by the Merger Agreement. “Company Material Adverse Effect” means any condition, fact, occurrence, development, change, event, effect or circumstance which, individually or in the aggregate, has resulted in or would reasonably be expected to result in a material adverse effect on the assets, properties, liabilities, operations, business, financial condition or results of operations of Home Point and its subsidiaries, taken as a whole; provided, however, that conditions, facts, occurrences, developments, changes, events, effects or circumstances, to the extent they directly or indirectly relate to or result from the following, are excluded from the determination of a Company Material Adverse Effect:

(i)	any condition, fact, occurrence, development, change, event, effect or circumstance generally affecting any of the industries or markets in which Home Point or its subsidiaries operate;

(ii)

any change in any law or Generally Accepted Accounting Principles (which we refer to as “GAAP”) (or changes in interpretations of any law or GAAP) and, to the extent relevant to the business of Home Point or its subsidiaries, in any legal or regulatory requirement or condition or the regulatory enforcement environment;

(iii)

general economic, regulatory or political conditions (or changes therein) or conditions (or changes therein or disruptions thereof) in the financial, credit, banking or securities markets (including changes in interest or currency exchange rates) in any country or region in which Home Point or its subsidiaries conduct business;

(iv)

any acts of God, natural disasters, force majeure events, terrorism, sabotage, armed hostilities, sabotage, declared or undeclared acts of war, epidemics, pandemics or disease outbreaks (including, for the avoidance of doubt, COVID-19 or COVID-19 Measures), or any escalation or worsening of any of the foregoing;

(v)

the execution, announcement, consummation or existence of the Merger Agreement or the transactions contemplated by the Merger Agreement, including by reason of the identity of Mr. Cooper or any communication by Mr. Cooper or its subsidiaries regarding the plans or intentions of Mr. Cooper with respect to the conduct of the business or the operations or strategy of Home Point or any of its subsidiaries and including the impact of any of the foregoing on any relationships (contractual or otherwise) with customers, suppliers, landlords, vendors, collaboration or joint venture partners, employees or regulators (provided, that the exceptions set forth in this clause (v) do not apply in connection with any breach of any representation or warranty related to required consents and approvals and violations of organizational documents or applicable law);

(vi)

any action taken that is expressly required by the terms of the Merger Agreement or with the prior written consent or at the written direction of Mr. Cooper or Purchaser (provided, that the exceptions set forth in this clause (vi) will not apply in connection with any breach of any representation or warranty related to required consents and approvals and no violations of organizational documents or applicable law);

(vii)

any changes in the market price or trading volume of Home Point common stock, any failure by Home Point or its subsidiaries to meet internal, analysts’ or other earnings estimates or financial projections or forecasts for any period, any changes in credit ratings and any changes in any analysts’ recommendations or ratings with respect to Home Point or any of its subsidiaries (provided that the facts or occurrences giving rise to or contributing to such changes or failure that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect); and

(viii)

any action taken prior to the date the Merger Agreement expressly required by the terms of the Asset Purchase Agreement, dated as of April 6, 2023, by and between The Loan Store, Inc. and Home Point (the “Originator Carveout Agreement”);

provided, further, that in the case of the foregoing clauses (i), (ii), (iii) and (iv), any such condition, fact, occurrence, development, change, event, effect or circumstance may be taken into account in determining whether or not there has been a Company Material Adverse Effect to the extent (and only to the extent) such condition, fact, occurrence, development, change, event, effect or circumstance has a disproportionate impact on Home Point and its subsidiaries, taken as a whole, as compared to other participants in the industry in which Home Point and its subsidiaries operate.

In the Merger Agreement, Mr. Cooper and Purchaser have made representations and warranties to Home Point with respect to:

•	corporate matters, such as organization, standing, qualification, power and authority;

•	authority relative to the Merger Agreement;

•	required consents and approvals, and no violations of organizational documents, applicable laws or agreements;

•	litigation;

•	absence of certain agreements related to the Offer and Merger;

•	accuracy of information supplied for purposes of the Offer documents and the Schedule 14D-9;

•	capitalization of Purchaser;

•	availability of funds;

•	brokers and certain fees;

•	Home Point share ownership; and

•	absence of certain agreements with Home Point management and directors.

Some of the representations and warranties in the Merger Agreement made by Mr. Cooper are qualified as to “materiality” or “Parent Material Adverse Effect.” “Parent Material Adverse Effect” means any change, event, effect or circumstance which, individually or in the aggregate has prevented or materially delayed or materially impaired or would reasonably be expected to prevent or materially delay or materially impair, the ability of Mr. Cooper to consummate the Merger, the Offer and the other transactions contemplated by the Merger Agreement.

None of the representations and warranties of the parties to the Merger Agreement contained in the Merger Agreement or in any instrument delivered pursuant to the Merger Agreement will survive the Effective Time.

Conduct of Business Pending the Merger. From the date of the Merger Agreement until the earlier of the Effective Time and the termination of the Agreement, except as (a) may be required by law, (b) Home Point determines, in good faith, may be necessary or advisable in accordance with the COVID-19 Measures, (c) may be consented to in writing by Mr. Cooper (which consent will not be unreasonably withheld, conditioned or delayed), (d) may be expressly required or expressly contemplated pursuant to the Merger Agreement or (e) disclosed in the confidential disclosure letter delivered by Home Point to Mr. Cooper in connection with the Merger Agreement (which we refer to as the “Home Point Disclosure Letter”), (x) Home Point will use its reasonable best efforts to conduct the business of Home Point and its subsidiaries in the ordinary course of business, and to the extent consistent therewith, Home Point will use its reasonable best efforts to preserve in all material respects its present relationships with key customers, suppliers, employees and other persons with which it has material business relations; and (y) Home Point will not, and will not permit any of its subsidiaries to:

•

amend or otherwise change, in any respect (other than immaterial or ministerial changes) Home Point’s charter or bylaws (or such equivalent organizational or governing documents of any of its subsidiaries);

•

split, combine, reclassify, redeem, repurchase or otherwise acquire or amend the terms of any capital stock or other equity interests or rights of Home Point or any of its subsidiaries (other than repurchases of shares of Home Point company stock in connection with the exercise, vesting or settlement of Home Point equity awards that (A) are outstanding as of the date of the Merger Agreement in accordance with their terms as in effect on the date of the Merger Agreement or (B) may be granted after the date of the Merger Agreement in compliance with the Merger Agreement);

•

issue, sell, pledge, dispose (or agree to issue, sell, pledge or dispose), encumber or grant any shares of its or its subsidiaries’ capital stock or other equity interests (including any Home Point securities), or any options, warrants, convertible securities or other rights of any kind to acquire any shares of its or its subsidiaries’ capital stock or other equity interests (including any Home Point securities), except for transactions among Home Point and its direct or indirect wholly owned subsidiaries or among Home Point’s direct or indirect wholly owned subsidiaries; provided, however, that Home Point may issue shares of Home Point common stock upon the exercise, vesting or settlement of Home Point equity awards that (A) are outstanding as of the date of the Merger Agreement in accordance with their terms as in effect on the date of the Merger Agreement or (B) may be granted after the date of the Merger Agreement in compliance with the Merger Agreement;

•

establish a record date for, authorize, declare, pay or make any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to Home Point’s or any of its subsidiaries’ capital stock or other equity interests, other than dividends paid by any wholly owned subsidiary of Home Point to Home Point or any wholly owned subsidiary of Home Point;

•

except as required under the terms of a Home Point benefit plan or to the extent required by law, (i) increase, or commit to increase, the compensation payable or to become payable or benefits provided or to be provided to any current or former director, officer or employee of Home Point or any of its subsidiaries, (ii) establish, adopt, enter into or materially amend any Home Point benefit plan (or any arrangement which if in existence as of the date of the Merger Agreement would constitute a Home Point benefit plan), (iii) enter into any collective bargaining agreement with any labor union, (iv) take any action to accelerate the vesting or payment date of any compensation or benefits, or the funding of any compensation or benefits, payable, provided or to become payable or provided under a Company Benefit Plan, or otherwise, (v) hire or engage any employee, other than hiring or engaging employees in the ordinary course of business to replace departed employees or (vi) terminate, hire or engage any employee who is or upon hiring will become a Section 16 Officer, other than terminations for cause, as determined in Home Point’s reasonable discretion;

•	grant, commit to grant, confer or award any Home Point equity awards;

•

acquire (including by merger, consolidation, or acquisition of stock or assets), except in respect of any merger, consolidation or business combination among Home Point and its wholly owned subsidiaries or among Home Point’s wholly owned subsidiaries, any equity interest in or business of any person, except with respect to any such transactions pursuant to agreements in effect prior to the execution of the Merger Agreement and set forth in the Home Point Disclosure Letter;

•

incur, issue, or amend in any material respect the terms of, any indebtedness for borrowed money (including, for clarity, issuing or selling any debt securities or rights to acquire debt securities), or assume, guarantee or otherwise become liable for any indebtedness for any person, in each case, greater than $1,000,000, except for indebtedness incurred under capital leases, purchase money financing, equipment financing and letters of credit, in each case, in the ordinary course of business or between or among Home Point or any of its wholly owned subsidiaries;

•

enter into, modify, amend or terminate (other than expiration in accordance with their terms) any Company Material Contract other than in the ordinary course of business consistent with past practice and in a manner that is not materially adverse to Home Point and its subsidiaries;

•

make any change to its methods of accounting in effect at December 31, 2022, except (i) as required by GAAP (or any interpretation thereof), Regulation S-X of the Exchange Act or a governmental authority or quasi-governmental authority (including the Financial Accounting Standards Board or any similar organization), (ii) to permit the audit of Home Point’s financial statements in compliance with GAAP or (iii) as required by a change in applicable law;

•

except as contemplated by the Merger Agreement, adopt or enter into a plan of complete or partial liquidation, dissolution, recapitalization or other reorganization (other than with respect to or among wholly owned subsidiaries of Home Point);

•

settle, release, waive or compromise any pending material litigation other than (i) settlements or compromises of litigation (x) other than litigation relating to the transactions contemplated by the Merger Agreement, (y) the settlement, payment, discharge or satisfaction of which does not result in the imposition of equitable or other non-monetary relief on, or the admission of wrongdoing by, Home Point or any of its affiliates and (z) for solely monetary payments in the aggregate where the amount paid (less the amount reserved for such matters by Home Point or otherwise covered by insurance) in settlement or compromise, in each case, does not exceed, individually or in the aggregate, the amounts set forth in the Home Point Disclosure Letter or (ii) any litigation with respect to which an insurer (but neither Home Point nor any of its subsidiaries) has the right to control the decision to settle and results solely in a monetary obligation that is funded entirely by an insurance policy of Home Point or any of its subsidiaries;

•

(i) sell, assign, license (other than non-material licenses), abandon, transfer or otherwise dispose of any material intellectual property rights to any person other than Home Point or a subsidiary of Home Point, other than the expiration of such intellectual property rights at the end of its maximum statutory term or abandonment of registrations or applications for intellectual property rights in the ordinary course of business, or (ii) disclose any material trade secrets or other material confidential information, other than (A) to Home Point or a subsidiary of Home Point or (B) pursuant to a written non-disclosure agreement (or similar obligation by operation of law) entered into in the ordinary course of business with reasonable confidentiality provisions (or similar protections) in favor of, Home Point;

•	incur or commit to incur any capital expenditures, or any obligations or liabilities in connection therewith that are in excess of $100,000 individually or $250,000 in the aggregate;

•

(i) make, change, revoke, rescind, or otherwise modify any material tax election; (ii) materially amend or otherwise materially modify any material tax return; (iii) adopt, change, or otherwise modify any tax accounting period or any material tax accounting method; or (iv) settle, consent to, or compromise (in whole or in part) any material claim, liability, assessment, audit, examination, proceeding, or other litigation related to income or other material taxes (including, without limitation, by entering into any closing or other settlement agreement with any taxing authority);

•	sell, transfer or assign to any third party any material line of business of Home Point and its subsidiaries, taken as a whole;

•

except for transactions among Home Point and its wholly owned subsidiaries or among Home Point’s wholly-owned subsidiaries, sell, lease, assign, license, sublicense, convey, transfer, exchange or swap, or subject to any lien (other than certain permitted liens) or otherwise dispose of or abandon any material right, property or asset (or material group of rights, properties or assets), other than such sales, leases, assignments, licenses, sublicenses, conveyances, transfers, exchanges, swaps or other dispositions of obsolete equipment in the ordinary course of business consistent with past practice;

•	adopt or implement any stockholder rights plan or similar arrangement;

•	modify, amend or terminate, or waive any provision of or intentionally breach any provision or condition of, the Originator Carveout Agreement; or

•	authorize, agree or commit to take, or enter into any contract to do any of the foregoing.

Access to Information. Subject to certain exceptions, Home Point will (and will cause each of its subsidiaries to) afford to Mr. Cooper and its representatives reasonable access, at Mr. Cooper’s sole cost and expense, in a manner not disruptive in any material respect to the operations of the business of Home Point and its subsidiaries, during normal business hours and upon reasonable advance notice throughout the period from the date of the Merger Agreement until the earlier of the Effective Time and the termination of the Merger Agreement, to the properties, management personnel, contracts, books and records of Home Point and its subsidiaries and, during such period, will (and will cause each of its subsidiaries to) furnish promptly to such representatives all information (to the extent not publicly available) concerning the business, properties and personnel of Home Point and its subsidiaries as may reasonably be requested.

Directors’ and Officers’ Indemnification and Insurance. The Merger Agreement provides that all rights to exculpation, indemnification, contribution and advancement of expenses for facts, events, acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matters arising in connection with the transactions contemplated by the Merger Agreement), now existing in favor of the current or former directors, officers or employees of (or in a comparable role with) Home Point or its subsidiaries, or any person serving at the request of Home Point or any of its subsidiaries as a director, officer or employee of (or in a comparable role with) another person (which we refer to as the “D&O Indemnified Parties”), as the case may be, in each case, as provided in the respective organizational documents of Home Point or its subsidiaries or any indemnification or similar agreements as of the date of the Merger Agreement, will survive the acceptance of Shares for payment pursuant to the Offer and the Merger and will continue in full force and effect in accordance with their terms (it being agreed that after the Closing such rights will be mandatory rather than permissive, if applicable), and Mr. Cooper will and will cause the Surviving Corporation and its subsidiaries to perform such obligations thereunder. Mr. Cooper will also cause the certificate of incorporation, bylaws or other organizational documents of the Surviving Corporation and its subsidiaries to contain provisions with respect to exculpation, indemnification, advancement of expenses and limitation of director, officer and employee (or comparable) liability that are no less favorable to the D&O Indemnified Parties than those set forth in Home Point’s and its subsidiaries’ organizational documents as of the date of the Merger Agreement, which provisions thereafter will not, for a period of at least six (6) years from the Effective Time, be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of the D&O Indemnified Parties except as required by applicable law.

Mr. Cooper has also agreed to (and Mr. Cooper will cause the Surviving Corporation to) (i) indemnify, defend, hold harmless and advance expenses to the D&O Indemnified Parties with respect to all facts, events, acts or omissions by them in their capacities as such at any time prior to and including the Effective Time (including any matters arising in connection with the Merger Agreement or the transactions contemplated hereby), to the fullest extent that Home Point or its subsidiaries would be permitted by applicable law; and (ii) pay in advance of the final disposition of any action against any D&O Indemnified Party the expenses

(including reasonable attorneys’ fees) of any D&O Indemnified Party upon receipt, if required by the DGCL, the Surviving Corporation’s organizational documents or any applicable indemnification agreement, of a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that such D&O Indemnified Party is not permitted to be indemnified under applicable law. Mr. Cooper will not (and will cause the Surviving Corporation not to) settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any action to which any D&O Indemnified Parties are parties, unless such settlement, compromise, consent or termination includes an unconditional release of all of the D&O Indemnified Parties covered by the action from all liability arising out of such action.

For at least six (6) years after the Effective Time, Mr. Cooper will, and will cause the Surviving Corporation and its other subsidiaries to, maintain in full force and effect the coverage provided by the existing directors’ and officers’ liability insurance, employment practices liability insurance and fiduciary liability insurance in effect as of the Closing Date and maintained by Home Point or any of its subsidiaries (which insurance coverage will be substantially the same as in effect as of the date of the Merger Agreement), as applicable (which we refer to as the “Existing D&O Insurance Policies”), or provide substitute policies (with insurance carriers having an A.M. Best financial strength rating of least an “A”) for Home Point and the D&O Indemnified Parties who are covered by such Existing D&O Insurance Policies, in either case, with limits and on terms and conditions no less advantageous to the D&O Indemnified Parties than the Existing D&O Insurance Policies, covering claims arising from facts, events, acts or omissions that occurred at or prior to the Effective Time, including the transactions contemplated by the Merger Agreement (provided that Mr. Cooper or the Surviving Corporation, as applicable, will not be required to pay an annual premium for such insurance in excess of three hundred fifty percent (350%) of the aggregate annual premium currently paid by Home Point or any of its subsidiaries for the Existing D&O Insurance Policies (which we refer to as the “Maximum Amount”), but in such case will purchase as much of such coverage as possible for such amount). In lieu of such insurance, prior to the Effective Time, Home Point may purchase prepaid, non-cancellable six (6)-year “tail” directors’ and officers’ liability insurance, employment practices liability insurance and fiduciary liability insurance (which we refer to as the “Tail Coverage”), effective as of the Effective Time, with limits and on terms and conditions no less advantageous to the D&O Indemnified Parties than the Existing D&O Insurance Policies, covering claims arising from facts, events, acts or omissions that occurred at or prior to the Effective Time, including the transactions contemplated hereby (provided that the premium for such Tail Coverage will not exceed the Maximum Amount), and Mr. Cooper will cause the Surviving Corporation (or its applicable subsidiaries) to maintain such Tail Coverage in full force and effect, without any modification, and continue to honor the obligations thereunder, in which event Mr. Cooper will cease to have any obligations as described in the first sentence of this paragraph.

Reasonable Best Efforts. Mr. Cooper, Purchaser and Home Point have agreed to use their respective reasonable best efforts to consummate and make effective the transactions contemplated by the Merger Agreement and to cause the Conditions to the Merger to be satisfied as expeditiously as practicable (and in any event at least five (5) business days prior to the Termination Date), including using reasonable best efforts to accomplish the following:

•

the obtaining of all necessary actions, waiting period expirations or terminations, consents and approvals from, and providing all necessary notices to, governmental authorities (including such actions, waiting period expirations or terminations, notices, surrenders, Consents and approvals contemplated by the Home Point Disclosure Letter and including abandoning or surrendering any license, registration, or approval prior to the Offer Acceptance Time if and to the extent required by any such governmental authorities) necessary in connection with the consummation of the transactions contemplated by the Merger Agreement, including the Merger and the Offer, and the making of all necessary registrations and filings (including filings with governmental authorities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval from, or to avoid any action by, any governmental authority necessary in connection with the consummation of the transactions contemplated by the Merger Agreement, including the Merger;

•

the obtaining of all other necessary consents, approvals or waivers from third parties (provided that neither Mr. Cooper nor Home Point are required to make or agree to make any payment to such third parties or accept any material conditions or obligations with respect thereto);

•

the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Merger Agreement or the consummation of the transactions contemplated by the Merger Agreement, including the Merger and the Offer, including seeking to have any stay or temporary restraining order entered by any court or other governmental authority vacated or reversed; and

•

the execution and delivery of any additional instruments reasonably necessary to consummate the Merger and any other transactions to be performed or consummated by such party in accordance with the terms of the Merger Agreement and to carry out fully the purposes of the Merger Agreement.

Each of Mr. Cooper and Home Point have agreed to promptly (and in no event later than ten (10) business days following the date of the Merger Agreement) make its filings under the HSR Act, to respond as promptly as practicable to any request under the HSR Act for additional information (including responding to any “second request”), documents or other materials received by such party from the U.S. Federal Trade Commission, the Antitrust Division of the U.S. Department of Justice or by any other governmental authority under any antitrust laws in respect of any such filings with respect to the transactions contemplated by the Merger Agreement, including the Merger, and to act in good faith and reasonably cooperate with the other party in connection with any such filings (including, if requested by the other party, to consider all reasonable material additions, deletions or changes suggested by the other party in connection therewith) and in connection with resolving any investigation or other inquiry of such agency or other governmental authority under any antitrust laws. In taking the foregoing actions, each of Mr. Cooper and Home Point have agreed to act reasonably and as promptly as practicable.

Neither of Mr. Cooper nor Home Point nor their respective affiliates will extend any waiting period or comparable period under the HSR Act or enter into any agreement with any governmental authority not to consummate the transactions contemplated by the Merger Agreement, except with the prior written consent of the other parties to the Merger Agreement. Mr. Cooper and Purchaser have also agreed to use reasonable best efforts to take promptly any and all steps necessary or as may be required by any governmental authority to avoid or eliminate each and every impediment and obtain all consents under any antitrust laws that may be required by any governmental authority so as to enable the parties to consummate the transactions contemplated by the Merger Agreement, including the Merger, as expeditiously as practicable (and in any event at least five (5) business days prior to the Termination Date), including committing to and effecting, by consent decree, hold separate order, trust or otherwise, (A) selling, divesting, licensing or otherwise disposing of, or holding separate and agreeing to sell, divest, license or otherwise dispose of, any assets of Home Point or its subsidiaries or of Mr. Cooper or Purchaser, (B) terminating, amending or assigning existing relationships and contractual rights and obligations of Home Point or its subsidiaries or of Mr. Cooper or Purchaser, (C) requiring Home Point or its subsidiaries or Mr. Cooper or Purchaser, to grant any right or other commercial accommodation to, or enter into any material commercial contractual or other commercial relationship with, any third party and (D) imposing limitations on Home Point or its subsidiaries or Mr. Cooper or Purchaser, with respect to how they own, retain, conduct or operate all or any portion of their respective businesses or assets.

Notwithstanding anything else to the contrary in the Merger Agreement, neither Mr. Cooper nor any of its affiliates are required to, and none of Home Point or any of its subsidiaries will commit to (other than with the written consent of Mr. Cooper), take such actions that, individually or in the aggregate with all other such requirements, would reasonably be expected to have a material adverse effect on Mr. Cooper or its affiliates (including Home Point and its subsidiaries) on a scale as measured against Home Point and its subsidiaries; and provided that any such action contemplated by the last sentence in the immediately preceding paragraph is conditioned upon the consummation of the transactions contemplated by the Merger Agreement.

Mr. Cooper and Home Point have agreed to each keep the other apprised of the status of matters relating to providing the requisite notices to, and obtaining consents and approvals from, governmental authorities set forth in the Home Point Disclosure Letter, and Home Point has agreed to take such actions related thereto as set forth in the Home Point Disclosure Letter. Each of Mr. Cooper and Home Point will furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with the preparation of any required governmental filings, notices or submissions and will cooperate in responding to any inquiry from a governmental authority, including (i) promptly informing the other party of such inquiry, (ii) consulting in advance before making any material presentations or submissions to a governmental authority, (iii) giving the other party the opportunity to attend and participate in any substantive meetings or discussions with any governmental authority, to the extent not prohibited by such governmental authority or by law, and (iv) supplying each other with copies of all material correspondence, submissions or written communications between either party and any governmental authority with respect to the Merger Agreement.

Mr. Cooper and Purchase have agreed to not (i) acquire or agree to acquire by merging or consolidating with, or by purchasing a portion of the assets of or equity in, or by any other manner, any business of any person or other business organization or division thereof, or otherwise acquire or agree to acquire any assets or equity interests or (ii) take or agree to take any other action (including entering into or agreeing to enter into any material license, joint venture or other transaction), in each case, other than in the ordinary course of business, that would reasonably be expected to (A) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, approval from, or avoiding an action by, any governmental authority under antitrust laws necessary to consummate the transactions contemplated by the Merger Agreement or the expiration or termination of any applicable waiting period, (B) materially increase the risk of any governmental authority entering an order under antitrust laws prohibiting the consummation of the transactions contemplated by the Merger Agreement or (C) otherwise materially delay or prevent the consummation of the transactions contemplated by the Merger Agreement.

Employee Matters. For twelve months following the Effective Time, Mr. Cooper has agreed to provide each Home Point employee who continues employment following the Effective Time (a “Continuing Employee”) with:

•	at least the same base salary and base wage rate provided to such Continuing Employee immediately prior to Effective Time;

•

short-term cash incentive compensation opportunities (excluding any equity or equity-based, change in control, retention, transaction or similar incentive opportunities) that are substantially comparable in the aggregate to those provided to such Continuing Employee immediately prior to the Effective Time;

•

employee benefits (excluding equity or equity-based, defined benefit pension, severance, change in control, retention and nonqualified deferred compensation and retiree or post-termination health or welfare benefits) that are substantially comparable in the aggregate (including with respect to the proportion of employee cost) to those provided to such Continuing Employee immediately prior to the Effective Time; and

•

severance payments and benefits that are no less favorable than those provided to such Continuing Employee under Home Point’s severance policy immediately prior to the Effective Time (or if greater, the severance payments and benefits that are provided to similarly situated Mr. Cooper employees).

For purposes of determining eligibility to participate, vesting and, with respect to vacation and paid time off benefits only, level of benefits, where length of service is relevant under any benefit plan or arrangement of Mr. Cooper, the Surviving Corporation or any of their respective subsidiaries in which a Continuing Employee participates immediately after the Effective Time (which we refer to collectively as the “New Plans”), such Continuing Employee will receive service credit for his or her years of service with Home Point and its subsidiaries (and any respective predecessors) prior to the Effective Time to the same extent and for the same purpose as such service credit was granted under the corresponding Home Point benefit plan in which such

Continuing Employee participated prior to the Effective Time, except for purposes of benefit accrual under any defined benefit pension plan, for any purpose under any equity-based plan or to the extent any such service credit would result in the duplication of benefits or compensation. In addition: (i) each Continuing Employee will be immediately eligible to participate, without any waiting time or satisfaction of any other eligibility requirements, in any and all New Plans to the extent that (A) coverage under such New Plan replaces coverage under a Home Point benefit plan in which such Continuing Employee participated immediately before the Effective Time (which we refer to collectively as the “Old Plans”) and (B) such Continuing Employee has satisfied all waiting time and other eligibility requirements under the Old Plan being replaced by the New Plan and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Continuing Employee, Mr. Cooper will use commercially reasonable best efforts to cause (A) all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents to the extent such conditions were inapplicable or waived under the comparable Old Plan in which such Continuing Employee participated immediately prior to the Effective Time and (B) any expenses incurred by any Continuing Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Continuing Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

Unless otherwise requested by Mr. Cooper in writing not less than ten days prior to the Closing Date, Home Point will terminate the Home Point 401(k) plan, effective no later than the day immediately preceding the Closing Date (but contingent upon the Closing). If such 401(k) plan is so terminated, Mr. Cooper will establish or make available a replacement 401(k) plan for Continuing Employees to participate in effective as of the Closing Date, and such plan will accept a “direct rollover” of contributions from the Home Point 401(k) plan if so elected by the applicable Continuing Employee.

Repayment of Indebtedness. In connection with and conditioned upon the Effective Time, Mr. Cooper will (or will cause an Affiliate to) provide and make available to Home Point in immediately available funds in an amount equal to the amount necessary for Home Point and its subsidiaries to repay and discharge in full all amounts outstanding or otherwise due and owing pursuant to the terms of certain financing arrangements set forth on the Company Disclosure Letter (which we refer to as the “Company Debt”), including accrued interest thereon and all fees and other obligations (including penalties or other charges or amounts that become payable thereunder as a result of the prepayment thereunder or the consummation of the transactions contemplated at the Closing or that may become due and payable at the Effective Time) of Home Point or any of its subsidiaries thereunder (which we refer to collectively as the “Debt Payoff Amount”). Subject to Mr. Cooper’s compliance with the previous sentence, Home Point will pay the Debt Payoff Amount to the counterparties under the Company Debt as promptly as practicable following the date the Company receives such Debt Payoff Amount. Home Point’s 5.0% Senior Notes due 2026 do not constitute Company Debt and are expected to remain outstanding following the Closing.

Acquisition Proposals. From the execution of the Merger Agreement until the earlier of the Effective Time and the termination of the Merger Agreement (except as otherwise permitted by the Merger Agreement), Home Point will, and will cause its subsidiaries and each of its and their respective directors and officers to, and will instruct and use its reasonable best efforts to cause its other representatives to, immediately cease and cause to be terminated any existing solicitation of, or discussions or negotiations with, any third party relating to any Competing Proposal (as defined below) or any inquiry, discussion or request that would reasonably be expected to lead to a Competing Proposal, and Home Point was required to promptly (and in any event within two (2) business days of the date of the Merger Agreement) request in writing that each third party that had previously executed a confidentiality or similar agreement promptly return to Home Point or destroy all non-public information previously furnished or made available to such third party or any of its representatives by or on behalf of Home Point or its representatives in accordance with the terms of such confidentiality agreement.

Except as otherwise provided in the Merger Agreement, from the execution of the Merger Agreement until the earlier of the Effective Time and the termination of the Merger Agreement, Home Point will not, and will cause its subsidiaries and each of its and their respective directors and officers not to, and will instruct and use its reasonable best efforts to cause its other representatives not to:

•

initiate, solicit, propose, knowingly facilitate or knowingly encourage the making of any Competing Proposal or any inquiry or proposal that constitutes or would reasonably be expected to lead to a Competing Proposal;

•

participate or engage in negotiations or discussions (other than informing persons of the provisions described in this subsection “— Acquisition Proposals” in response to a bona fide, unsolicited inquiry) with, or furnish any nonpublic information to, any person relating to a Competing Proposal or any inquiry, proposal or request that constitutes or would reasonably be expected to lead to a Competing Proposal;

•

grant access to the properties, books, records or personnel of Home Point or its subsidiaries to any person relating to any Competing Proposal or any inquiry or proposal that constitutes or would reasonably be expected to lead to a Competing Proposal;

•

grant any waiver, amendment or release (to the extent not automatically waived, amended or released upon announcement of, or entering into, the Merger Agreement) of any third party under any standstill or confidentiality agreement; provided that, notwithstanding the foregoing, Home Point is permitted to grant a waiver of or terminate (to the extent not automatically waived or terminated upon the announcement of, or entry into, the Merger Agreement) any “standstill” or similar obligation of any third party with respect to Home Point or any of its subsidiaries to allow such third party to make a Competing Proposal if failure to so waive or terminate would be inconsistent with Home Point’s directors’ fiduciary duties to the stockholders of Home Point under applicable law; or

•

approve, endorse, recommend, or execute or enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement or contract relating to a Competing Proposal or any proposal or offer that constitutes or would reasonably be expected to lead to a Competing Proposal (other than an Acceptable Confidentiality Agreement, as defined below) (we refer to any such letter of intent, memorandum of understanding, agreement or Contract as an “Alternative Acquisition Agreement”).

From the execution of the Merger Agreement until the earlier of the Effective Time and the termination of the Merger Agreement, Home Point will, as promptly as reasonably practicable, and in any event within one (1) calendar day of receipt by Home Point or any of its representatives of any Competing Proposal or any inquiry, proposal or request that constitutes or would reasonably be expected to lead to any Competing Proposal, deliver to Mr. Cooper a written notice setting forth: (i) the identity of the third party making such Competing Proposal or inquiry, proposal or request and (ii) the material terms and conditions of any such Competing Proposal or such inquiry, proposal or request (including, if applicable, copies of any written requests, proposals or offers, including proposed term sheets and agreements relating thereto). Home Point will keep Mr. Cooper reasonably informed of the status and any material amendment or modification of (and supplementally provide the terms of) any such Competing Proposal, inquiry, proposal or request on a prompt basis, and the status of any discussions or negotiations, and in any event within one (1) calendar day following Home Point’s receipt in writing of such an amendment or modification.

Notwithstanding anything to the contrary in the Merger Agreement, but subject to compliance with the terms described in this subsection “— Acquisition Proposals,” at any time prior to the Offer Acceptance Time, in the event that Home Point receives a bona fide, unsolicited Competing Proposal from any person which did not result from a material breach of the terms described in this subsection, (i) Home Point and its representatives may contact such person to clarify the terms and conditions thereof and (ii) Home Point and its Board of Directors and their respective representatives may engage in negotiations or discussions with, or furnish any information and other access to, any person making such Competing Proposal and its representatives or potential sources of financing if the Home Point Board of Directors determines in good faith (after consultation with its outside legal counsel and financial advisors) that such Competing Proposal either constitutes a Superior Proposal (as defined below) or would reasonably be expected to result in a Superior Proposal; provided that (i) prior to furnishing any material nonpublic information concerning Home Point or its subsidiaries, Home Point receives from such person, to the extent such person is not already subject to a confidentiality agreement with Home Point, an executed confidentiality agreement with such person containing confidentiality terms that are not materially less favorable in the aggregate to Home Point than those contained in the Confidentiality Agreement (as defined below), it being understood that such confidentiality agreement need not contain a standstill provision or otherwise restrict the making, or amendment, of a Competing Proposal to Home Point or the Home Point Board of Directors (we refer to such confidentiality agreement as an “Acceptable Confidentiality Agreement”) and (ii) any such material nonpublic information so furnished in writing will be promptly made available to Mr. Cooper to the extent it was not previously made available to Mr. Cooper or its representatives.

For the purposes of the foregoing covenants and those contained in the terms described by the subsection “—Changes of Board Recommendation or other Adverse Actions” below and for the purposes of the Support Agreement, please note the following definitions:

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“Competing Proposal” means a bona fide written proposal or offer made by any person (other than Mr. Cooper, Purchaser or any of their respective affiliates) or group of persons as defined in Section 13(d)(3) of the Exchange Act (x) to purchase or otherwise acquire, directly or indirectly, in one transaction or a series of transactions, (i) beneficial ownership (as defined under Section 13(d) of the Exchange Act) (or the right to acquire beneficial ownership) of more than twenty percent (20%) of the total outstanding equity securities of Home Point (by vote or value) pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, tender offer (including a self-tender offer), exchange offer, liquidation, dissolution or similar transaction or (ii) any one or more assets or businesses of Home Point and its subsidiaries that constitute more than twenty percent (20%) of the revenues, earnings or assets of Home Point and its subsidiaries, taken as a whole, (y) with respect to the issuance, sale or other disposition, directly or indirectly to any person (other than Mr. Cooper, Purchaser or any of their respective affiliates) or group of persons as defined in Section 13(d)(3) of the Exchange Act, of securities (or options, rights, or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing more than 20% of the voting power of Home Point, or (z) with respect to any merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or other transaction involving Home Point or its subsidiaries pursuant to which any person or group of persons would have beneficial ownership (as defined pursuant to Section 13(d)(3) of the Exchange Act) of securities representing more than 20% of the total outstanding equity securities of Home Point (by vote or value) after giving effect to the consummation of such transaction.

•

“Superior Proposal” means a Competing Proposal (with all percentages in the definition of Competing Proposal increased to fifty percent (50%)) made by a third party that the Home Point Board of Directors has determined in good faith, after consultation with its outside legal counsel and financial advisors and considering all legal, regulatory and financing aspects of such Competing Proposal as the Home Point Board of Directors considers to be appropriate (including the identity of the third party), is reasonably likely to be consummated in accordance with its terms, and if consummated would be more favorable, from a financial point of view, to Home Point’s stockholders than the transactions contemplated by the Merger Agreement (taking into account any changes to the terms of the Merger Agreement proposed by Mr. Cooper to Home Point in writing in response to such Competing Proposal).

Changes of Board Recommendation or Other Adverse Actions. Except as otherwise provided in the Merger Agreement, the Home Point Board of Directors will not:

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withdraw, withhold, qualify or modify, or propose publicly or otherwise to withdraw, withhold, qualify or modify, in a manner adverse to Mr. Cooper or Purchaser, or fail to make, a Home Point Board Recommendation;

•	adopt, approve or recommend, or propose publicly to adopt, approve or recommend, to Home Point’s stockholders, or otherwise declare advisable, any Competing Proposal;

•

fail to publicly recommend against any Competing Proposal or fail to publicly reaffirm Home Point Board Recommendation, in each case, within five (5) business days after Mr. Cooper so requests in writing following a publicly announced Competing Proposal;

•

fail to recommend against any Competing Proposal subject to Regulation 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within ten (10) business days after the commencement of such Competing Proposal or make any recommendation or public statement in connection with a tender or exchange offer that constitutes a Competing Proposal other than a recommendation against such offer or a “stop, look and listen” communication by the Home Point Board of Directors;

•	fail to include Home Point Board Recommendation in the Schedule 14D-9 (we refer to any action described in this and the preceding bullet points as an “Adverse Recommendation Change”); or

•	approve or recommend, or allow Home Point or any of its subsidiaries to execute, approve or enter into, any Alternative Acquisition Agreement (other than an Acceptable Confidentiality Agreement).

Notwithstanding anything in the Merger Agreement to the contrary, at any time prior to the Offer Acceptance Time, the Home Point Board of Directors may:

•

make an Adverse Recommendation Change in response to an event, occurrence, change, effect, condition, development or state of facts or circumstances (other than related to a Competing Proposal or Superior Proposal, or any proposal which constitutes or would reasonably be expected to lead to a Competing Proposal or Superior Proposal) that was neither known to, nor reasonably foreseeable by, the Home Point Board of Directors as of the date of the Merger Agreement (or if known, the consequences of which were not known or reasonably foreseeable to the Home Point Board of Directors as of the date of the Merger Agreement) (which we refer to as an “Intervening Event”) (where, for the avoidance of doubt, (x) the fact in and of itself that Home Point meets or exceeds projections, forecasts or estimates (it being understood that the underlying causes of (or contributors to) such performance that are not otherwise excluded from the definition of “Intervening Event” may be taken into account) and (y) changes in and of themselves in the price of Home Point common stock or the trading volume thereof will be considered known and reasonably foreseeable occurrences (it being understood that the underlying causes of (or contributors to) such changes in price or trading volume that are not otherwise excluded from the definition of “Intervening Event” may be taken into account)), only if the Home Point Board of Directors has determined in good faith (after consultation with its outside legal counsel and financial advisors) that the failure to take such action would reasonably be expected to be inconsistent with Home Point’s directors’ fiduciary duties under applicable Law; or

•

if Home Point has received a bona fide, unsolicited Competing Proposal which did not result from a material breach of the terms described by the subsection “— Acquisition Proposals” and this subsection “—Changes of Board Recommendation or other Adverse Actions” and that is not withdrawn, and the Home Point Board of Directors has determined in good faith (after consultation with its outside legal counsel and financial advisors) that such Competing Proposal constitutes a Superior Proposal, make an Adverse Recommendation Change, if and only if, the Home Point Board of Directors has determined in good faith (after consultation with its outside legal counsel and financial advisors) that the failure to make an Adverse Recommendation Change would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law and Home Point has complied in all material respects with the terms described by the subsection  “— Acquisition Proposals” and this subsection “— Changes of Board Recommendation or other Adverse Actions” with respect to such Competing Proposal and the person making such Competing Proposal.

Notwithstanding the foregoing, no Adverse Recommendation Change may be made unless and until: (i) the fourth (4th) business day (which we refer to as the “Notice Period”) following Mr. Cooper’s receipt of a written notice from Home Point advising Mr. Cooper of the Home Point Board of Directors’ intent to make an Adverse Recommendation Change (which we refer to as a “Notice of Adverse Recommendation”), which Notice of Adverse Recommendation will specify in reasonable detail the applicable Intervening Event or Superior Proposal and will specify the terms and conditions (and include the most current version of each proposed contract providing for such Superior Proposal, including any contract relating to financing) of any such Competing Proposal which the Home Point Board of Directors has concluded constitutes a Superior Proposal and the identity of the person making such Competing Proposal, (ii) during the Notice Period, if requested by Mr. Cooper, Home Point and its representatives will negotiate with Mr. Cooper and its representatives in good faith (to the extent Mr. Cooper so desires to negotiate) to make adjustments to the terms and conditions of the Merger Agreement so that either the failure to make an Adverse Recommendation Change in response to such Intervening Event would no longer be reasonably expected to be inconsistent with the fiduciary duties of the Home Point Board of Directors under applicable Law or such Competing Proposal would cease to constitute a Superior Proposal, as appropriate, and (iii) in determining whether to make such Adverse Recommendation Change, the Home Point Board of Directors will take into account any changes to the terms of the Merger Agreement timely proposed by Mr. Cooper in response to a Notice of Adverse Recommendation during the Notice Period (as may be extended); any material revision to any Competing Proposal will require a new Notice of Adverse Recommendation and Home Point will be required to comply again with the requirements described by this subsection; provided that the new Notice Period will be three (3) business days (but in no event shorter than the original four (4) business day Notice Period).

Nothing in the Merger Agreement restricts Home Point or the Home Point Board of Directors from taking or disclosing a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act, or otherwise making disclosure to comply with applicable law with regard to a Competing Proposal, it being agreed that a “stop, look and listen” communication by the Home Point Board of Directors to Home Point’s stockholders pursuant to Rule 14d-9(f) under the Exchange Act or a factually accurate public statement by Home Point that solely describes Home Point’s receipt of a Competing Proposal and the operation of the Merger Agreement with respect thereto will not be deemed to be an Adverse Recommendation Change or give rise to a Mr. Cooper termination right; provided that Home Point does not make any recommendation in connection therewith other than a recommendation against such offer.

Any breach of the terms described in the subsection “— Acquisition Proposals” and this subsection “— Changes of Board Recommendation or Other Adverse Actions” by any director, officer or representative of Home Point or any of its subsidiaries will be deemed to be a breach of the Merger Agreement by Home Point.

Termination. Notwithstanding anything contained in the Merger Agreement to the contrary, the Merger Agreement may be terminated at any time prior to the Effective Time, as follows:

•	by mutual written consent of each of Mr. Cooper and Home Point at any time prior to the Offer Acceptance Time;

•	by either Mr. Cooper or Home Point if:

•

at any time prior to the Offer Acceptance Time, the Merger has not been consummated by the Termination Date; provided, however, that this right to terminate the Merger Agreement is not available to any party if the failure of such party, and in the case of Mr. Cooper, including the failure of Purchaser, to perform or comply with any of its obligations under the Merger Agreement has been the principal cause of or resulted in the failure of the Offer to be consummated on or before such date; or

•

prior to the Effective Time, any governmental authority of competent jurisdiction has enacted, issued, promulgated, enforced or entered any law or order or taken any other action permanently restraining, enjoining, rendering illegal or otherwise prohibiting the transactions contemplated by the Merger Agreement, and such law or order or other action has become final and non-appealable; provided, however, that this right to terminate the Merger Agreement is not available to a party if the issuance of such law or order or taking of such action was primarily due to the failure of such party, and in the case of Mr. Cooper, including the failure of Purchaser, to perform any of its obligations under the Merger Agreement;

•	by Home Point, if:

•

at any time prior to the Offer Acceptance Time, Mr. Cooper or Purchaser has breached or failed to perform any of their respective representations, warranties, covenants or other agreements set forth in the Merger Agreement, which breach or failure to perform (A) would have a Parent Material Adverse Effect and (B) is not capable of being cured, or is not cured, by Mr. Cooper or Purchaser on or before the earlier of (x) the Termination Date and (y) the date that is thirty (30) calendar days following Home Point’s delivery of written notice to Mr. Cooper or Purchaser, as applicable, of such breach; provided, however, that Home Point will not have this right to terminate the Merger Agreement if Home Point is then in material breach of any of its representations, warranties, covenants or agreements under the Merger Agreement so as to not satisfy an Offer Condition; or

•

if following the expiration of the Offer, Purchaser has failed to accept for payment all Shares validly tendered (and not validly withdrawn) pursuant to the Offer within the period specified by the Merger Agreement or, if following the Offer Acceptance Time, Purchaser has failed to purchase all Shares validly tendered (and not validly withdrawn) pursuant to the Offer within the period specified by the Merger Agreement;

•	by Mr. Cooper, if:

•

any Principal Stockholder has breached (x) its covenant to tender its Shares under the Support Agreement, (y) any covenant set forth in the Support Agreement which breach would impede or reasonably be expected to impede its ability to fully comply with its covenant to tender its Shares under the Support Agreement or (z) any covenant set forth in the Support Agreement which breach would make or reasonably be expected to make the covenant requiring the Principal Stockholders to tender their Shares under the Support Agreement ineffective for its contemplated purposes (which we refer to as a “Non-Tender Termination”);

•

Home Point has breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in the Merger Agreement, which breach or failure to perform (A) would give rise to the failure of an Offer Condition, and (B) is not capable of being cured, or is not cured, by Home Point on or before the earlier of (x) the Termination Date and (y) the date that is thirty (30) calendar days following Mr. Cooper’s delivery of written notice to Home Point of such breach (which we refer to as a “Home Point Breach Termination”); provided, however, that Mr. Cooper does not have this right to terminate the Merger Agreement if Mr. Cooper or Purchaser is then in material breach of any of its representations, warranties, covenants or agreements under the Merger Agreement so as to cause a Parent Material Adverse Effect; or

•	at any time prior to the Offer Acceptance Time, the Home Point Board of Directors has made an Adverse Recommendation Change (which we refer to as the “Adverse Recommendation Change Termination”).

Effect of Termination. Any valid termination of the Merger Agreement is effective immediately upon the delivery of written notice by the terminating party to the other parties. In the event of a valid termination, the Merger Agreement will be of no further force or effect without liability of any party (or any partner, member, stockholder, director, officer, employee, affiliate or representative of such party) to the other parties, as applicable, except that certain specified provisions of the Merger Agreement will survive, including those described in the subsection “— Home Point Termination Fee” below. No termination of the Merger Agreement will relieve any party from any liability for fraud or any willful and material breach of the Merger Agreement by such party prior to termination. In addition to the foregoing, no termination of the Merger Agreement will affect the rights or obligations of any party pursuant to the Confidentiality Agreement, which rights, obligations and agreements will survive the termination of this Agreement in accordance with its terms.

Home Point Termination Fee. Home Point has agreed to pay Mr. Cooper a termination fee of $9,720,000 (which we refer to as the “Termination Fee”) if:

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(A) a third party has made to Home Point or directly to Home Point’s stockholders a Competing Proposal, or any Competing Proposal has been publicly made or disclosed, after the date of the Merger Agreement, (B) the Merger Agreement is subsequently terminated by Mr. Cooper or Home Point as a result of the Merger not being consummated by the Termination Date, as described above, or by Mr. Cooper pursuant to (x) a Non-Tender Termination or (y) a Home Point Breach Termination as a result of a knowing and intentional breach of any covenant or agreement under the Merger Agreement by Home Point, and any such Competing Proposal had not been withdrawn at least five (5) business days prior to the event giving rise to the termination of this Agreement, and (C) within twelve (12) months of such termination of the Merger Agreement, Home Point consummates a transaction involving a Competing Proposal or enters into an Alternative Acquisition Agreement providing for the consummation of a Competing Proposal (which is subsequently consummated); provided, however, that for purposes of the terms described by this subsection “— Home Point Termination Fee”, the references to “twenty percent (20%)” in the definition of Competing Proposal are deemed to be references to “fifty percent (50%)”; or

•	the Merger Agreement is terminated by Mr. Cooper pursuant to an Adverse Recommendation Change Termination.

Specific Performance. Mr. Cooper, Purchaser and Home Point have agreed that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the parties do not perform their obligations under the provisions of the Merger Agreement in accordance with its specified terms or otherwise breach such provisions. The parties have further agreed that:

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they will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement;

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neither the ability of either party hereto to recover damages for fraud or any willful and material breach of the Merger Agreement nor the Termination Fee are intended to and do not adequately compensate Home Point, on the one hand, or Mr. Cooper or Purchaser, on the other hand, for the harm that would result from a breach of the Merger Agreement, and will not be construed to diminish or otherwise impair in any respect any party’s right to an injunction, specific performance and other equitable relief; and

•	the right of specific enforcement is an integral part of the Merger and without that right, neither Mr. Cooper nor Home Point would have entered into the Agreement.

Expenses. Except as expressly set forth in the Merger Agreement, all expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses, whether or not such transactions are consummated; provided that Mr. Cooper will pay all costs and expenses in connection with the filings of the notification and report forms under any antitrust laws in connection with the transactions contemplated by the Merger Agreement. Mr. Cooper will or, following the Effective Time, will cause the Surviving Corporation to, timely and duly pay one-half of all transfer, stamp and documentary taxes or fees that are imposed in connection with the transactions contemplated by the Merger Agreement (which we refer to as “Transfer Taxes”), and the Principal Stockholders will pay one-half of all Transfer Taxes, provided that Home Point will bear any Transfer Taxes imposed on the transfer of Shares under the Merger Agreement by any stockholder other than the Principal Stockholders, provided, further, that if payment of the Merger Consideration is to be made to a person other than the person in whose name the book-entry evidence of Shares is registered, it shall be a condition precedent of payment that the person requesting such payment shall have paid any transfer, stamp and documentary taxes or fees required by reason of the payment of the Merger Consideration to such other person or shall have established to the satisfaction of Mr. Cooper that such tax either has been paid or is not required to be paid.

Offer Conditions. The Offer Conditions are described in Section 15 — “Conditions to the Offer.”

Support Agreement

In connection with entering into the Merger Agreement, Mr. Cooper and Home Point entered into a Tender and Support Agreement (as it may be amended from time to time, the “Support Agreement”), dated as of May 10, 2023 with Trident VI, L.P., Trident VI Parallel Fund, L.P., Trident VI DE Parallel Fund, L.P. and Trident VI Professionals Fund, L.P., each in its individual capacity as a stockholder of Home Point (each of which we refer to as a “Principal Stockholder” and, collectively, the “Principal Stockholders”), which together owned approximately 92% of the outstanding Shares as of May 10, 2023. The Principal Stockholders beneficially own a sufficient number of Shares such that the Minimum Condition will be satisfied as a result of the tender by the Principal Stockholders of their Shares to Purchaser in accordance with the Support Agreement.

Pursuant to and subject to the terms and conditions of the Support Agreement, each Principal Stockholder has agreed to validly tender or cause to be validly tendered in the Offer all Shares beneficially owned or owned of record by such Principal Stockholder as promptly as practicable after, but in no event later than five (5) business days after the commencement of the Offer. Each of the Principal Stockholders agrees that, once any of its Shares are tendered, such Principal Stockholder will not withdraw and will not cause or allow to be withdrawn any of such Shares from the Offer at any time, unless and until the Support Agreement is validly terminated.

In addition, each Principal Stockholder has agreed that, from the date of the Support Agreement until the Support Agreement Termination Date (as defined below), at every meeting of the stockholders of Home Point, and at every adjournment or postponement thereof, and on every action or approval proposed to be taken by written consent of the stockholders of Home Point, each of the Principal Stockholders will (x) appear at each such meeting or otherwise cause all of its Shares to be counted as present thereat for the purpose of determining a quorum, and (y) be present (in person or by proxy) and, unconditionally and irrevocably, vote (or deliver a written consent with respect to), or cause the holder of record on any applicable record date to vote (or deliver a written consent with respect to), all Shares that it is entitled to vote, or act by written consent:

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in favor of the adoption of the Merger Agreement, and in favor of any other matters expressly contemplated by the Merger Agreement or necessary for or in reasonable furtherance of the timely consummation of the Offer, the Merger or any other transactions contemplated by the Merger Agreement;

•	against any Competing Proposal, other than the Merger;

•	against any action, agreement or transaction that is intended or could reasonably be expected to (A) result in a breach of any covenant, representation or warranty or any other obligation or agreement of Home Point contained in the Merger Agreement, or of any Principal Stockholder contained in the Support Agreement or (B) result in any Offer Conditions of the Merger Agreement not being timely satisfied; and

•

against any amendment to Home Point’s certificate of incorporation or bylaws or other action which is intended to, or would or could reasonably be expected to, impede, prevent, delay, adversely affect the consummation of or prevent the consummation of the Offer, the Merger or any other transactions contemplated by the Merger Agreement.

The Principal Stockholders further agreed to certain other restrictions on their ability to take actions with respect to Home Point and their Shares, including transferring their Shares and soliciting Competing Proposals.

The Support Agreement will terminate and have no further force or effect upon the first to occur of (a) the valid termination of the Merger Agreement in accordance with its terms, (b) the Effective Time, (c) the date of any modification, waiver or amendment to any provision of the Merger Agreement without the prior written consent of such Principal Stockholder that reduces the amount of consideration or changes the form of consideration payable to all stockholders of Home Point pursuant to the terms of the Merger Agreement and (d) the mutual written consent of Home Point, the Principal Stockholders, Mr. Cooper and Purchaser. Notwithstanding the foregoing, termination will not relieve any party to the Support Agreement from liability, or otherwise limit the liability of any party to the Support Agreement, for any willful breach of the Support Agreement prior to such termination; provided that in no event will any Principal Stockholder’s liability for monetary damages exceed the value of the aggregate consideration to which such Principal Stockholder would be entitled pursuant to the Merger Agreement.

The foregoing description of the Support Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Support Agreement, which is filed as Exhibit (d)(3) of the Schedule TO of which this Offer to Purchase forms a part.

MSR Purchase Agreement

On March 10, 2023, concurrently with entering into the Merger Agreement, Nationstar Mortgage LLC, a Delaware limited liability company and a wholly owned subsidiary of Mr. Cooper (which we refer to as “MSR Purchaser”), and, solely for the purposes set forth therein, Mr. Cooper, entered into an Agreement for the Bulk Purchase and Sale of Mortgage Servicing Rights (which we refer to as the “MSR Purchase Agreement”) with Home Point Financial Corporation, a New Jersey corporation and a wholly owned subsidiary of Home Point (which we refer to as “MSR Seller”). Pursuant to the terms of the MSR Purchase Agreement, MSR Seller has agreed to sell, and MSR Purchaser has agreed to purchase, certain mortgage servicing rights (which we refer to as “Servicing Rights”) held by MSR Seller two (2) business days prior to the Expiration Date.

The obligations of MSR Purchaser and MSR Seller under the MSR Purchase Agreement as of the Sale Date (as defined below) are subject to the satisfaction or (to the extent not prohibited by law) waiver by MSR Purchaser and MSR Seller of the following conditions:

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no governmental authority of competent jurisdiction in any jurisdiction in which MSR Seller, MSR Purchaser or any of their respective affiliates have any business operations has enacted, issued, promulgated, enforced or entered any law or order which is then in effect and has the effect of restraining, enjoining, rendering illegal or otherwise prohibiting consummation of the transfer and sale contemplated in the MSR Purchase Agreement of the Servicing Rights;

•

any waiting period (or any extension thereof) applicable to the consummation of the transfer and sale contemplated in the MSR Purchase Agreement of the Servicing Rights under the HSR Act has expired or been terminated or early termination thereof has been granted, and there is not in effect any voluntary agreement with a governmental authority not to consummate the transfer and sale contemplated herein of the Servicing Rights; and

•	the consents of the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation have been obtained.

The obligations of MSR Purchaser under the MSR Purchase Agreement as of the Sale Date are subject to the satisfaction or (to the extent not prohibited by law) waiver by MSR Purchaser of the following conditions:

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the satisfaction or (to the extent not prohibited by law) waiver by Mr. Cooper under the Merger Agreement of the Offer Conditions (other than (i) the MSR Purchase Condition (as defined below) and (ii) any such conditions that by their nature are to be satisfied only at the expiration of the Offer, but subject to such conditions remaining capable of being timely satisfied);

•	MSR Seller has performed or complied with certain tax-related obligations; and

•

each of the representations and warranties of MSR Seller contained in the MSR Purchase Agreement related to ability to transfer the Servicing Rights, good title to the Servicing Rights and consents and waivers necessary to transfer the Servicing Rights, without giving effect to any materiality or similar qualifications therein, are true and correct in all material respects as of the Sale Date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties must be so true and correct as of such specific date only).

Prior to the later of (x) the first (1st) business day after the satisfaction or waiver, to the extent not prohibited by law, of the Offer Conditions other than the MSR Purchase Condition and (y) the business day immediately prior to the Expiration Date (or such other date mutually agreed in writing by MSR Purchaser and MSR Seller, which we refer to as the “Sale Date”), MSR Purchaser or MSR Seller may immediately terminate the MSR Purchase Agreement if the Merger Agreement has been terminated in accordance with its terms.

Mr. Cooper has agreed to pay Home Point a termination fee of $34,576,900 under the MSR Purchase Agreement in the event that (i) the MSR Purchase has been consummated and (ii) the Merger Agreement has been validly terminated in accordance with its terms (other than as a result of a Non-Tender Termination, Home Point Breach Termination or Adverse Recommendation Change Termination).

The foregoing description of the MSR Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the MSR Purchase Agreement, which is filed as Exhibit (d)(4) of the Schedule TO of which this Offer to Purchase forms a part.

Confidentiality Agreement

On October 4, 2023, MSR Purchaser and Home Point entered into a confidentiality agreement (which we refer to as the “Confidentiality Agreement”) in connection with Mr. Cooper’s consideration of a potential strategic with Home Point. The Confidentiality Agreement included customary non-disclosure provisions that requires Mr. Cooper to keep confidential certain information relating to Home Point for a period of two (2) years from the date of the Confidentiality Agreement. The Confidentiality Agreement also included a customary standstill provision that prohibited Mr. Cooper, for a period of twelve (12) months from the date of the Confidentiality Agreement, from offering to acquire or acquiring Home Point, and from taking certain other actions, including soliciting proxies, without the prior written consent of Home Point. The Confidentiality Agreement provided for the termination of the standstill provision on customary terms, and also allowed Mr. Cooper to make confidential acquisition proposals to the Home Point Board at any time. The Confidentiality Agreement contained a non-solicitation provision prohibiting Mr. Cooper and any of its controlled affiliates, for a period of twelve (12) months from the date of the Confidentiality Agreement, from soliciting for employment or hiring certain officers and employees of Home Point, subject to certain exceptions.

The foregoing description of the Confidentiality Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Confidentiality Agreement, which is filed as Exhibit (d)(2) of the Schedule TO of which this Offer to Purchase forms a part.

12. Purpose of the Offer; Plans for Home Point.

Purpose of the Offer. The purpose of the Offer is for Mr. Cooper, through Purchaser, to acquire control of, and the entire equity interest in, Home Point. The Offer, as the first step in the acquisition of Home Point, is intended to facilitate the acquisition of all outstanding Shares. The purpose of the Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer. If the Offer is successful, Purchaser intends to consummate the Merger as soon as practicable following (but in any event on the same date as) the Offer Acceptance Time, subject to the satisfaction or waiver of the other conditions set forth in the Merger Agreement.

If you sell your Shares in the Offer, you will cease to have any equity interest in Home Point or any right to participate in its earnings and future growth. If you do not tender your Shares, but the Merger is consummated, you will also no longer have an equity interest in Home Point. Similarly, after selling your Shares in the Offer or the subsequent Merger, you will not bear the risk of any decrease in the value of Home Point.

Merger Without a Stockholder Vote. If the Offer is consummated, we will not seek a vote of the remaining public stockholders of Home Point before effecting the Merger. Section 251(h) of the DGCL provides that following consummation of a successful tender offer for a public corporation (the shares of which are listed on a national securities exchange or held of record by more than 2,000 holders), and subject to certain statutory provisions, if the acquirer holds at least the amount of shares of each class of stock of the target corporation that would otherwise be required to approve a merger for the target corporation, and the other stockholders receive the same consideration for their stock in the merger as was payable in the tender offer, the acquirer can effect a merger without the vote of the other stockholders of the target corporation. Accordingly, if we consummate the Offer, we will effect the closing of the Merger without a vote of the stockholders of Home Point in accordance with Section 251(h) of the DGCL.

Plans for Home Point. If we accept Shares for payment pursuant to the Offer, we will obtain control over the management of Home Point and the Home Point Board of Directors shortly thereafter. Mr. Cooper and Purchaser are conducting a detailed review of Home Point and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel, and will consider what changes would be desirable in light of the circumstances that exist upon completion of the Offer. Mr. Cooper and Purchaser will continue to evaluate the business and operations of Home Point during the pendency of the Offer and after the consummation of the Offer and the Merger and will take such actions as they deem appropriate under the circumstances then existing. Thereafter, Mr. Cooper intends to review such information as part of a comprehensive review of Home Point’s business, operations, capitalization and management with a view to optimizing development of Home Point’s potential in conjunction with Home Point’s and Mr. Cooper’s existing businesses. We expect that all aspects of Home Point’s business will be fully integrated into Mr. Cooper. Promptly following the consummation of the Offer and the Merger, Mr. Cooper intends to effectuate certain restructuring steps that will result in (i) the merger of Home Point with and into Nationstar Mortgage Holdings Inc., a Delaware corporation and a wholly owned subsidiary of Mr. Cooper (which we refer to as “Nationstar”), with Nationstar surviving such merger and (ii) the merger of MSR Seller with and into MSR Purchaser, with MSR Purchaser surviving such merger. In addition, following the onboarding of Home Point customers and the consummation of the Offer and the Merger, Mr. Cooper expects to shut down the remaining Home Point operations. However, plans may change based on further analysis, including changes in Home Point’s business, corporate structure, charter, bylaws, capitalization, Board of Directors and management.

Except as set forth in this Offer to Purchase, including as contemplated in this Section “— Purpose of the Offer; Plans for Home Point,” and Section 13 — “Certain Effects of the Offer,” Mr. Cooper and Purchaser have no present plans or proposals that would relate to or result in (i) any extraordinary corporate transaction involving Home Point (such as a merger, reorganization, liquidation, relocation of any operations or sale or other transfer of a material amount of assets), (ii) any sale or transfer of a material amount of assets of Home Point, (iii) any material change in Home Point’s capitalization or dividend policy, (iv) any other material change in Home Point’s corporate structure or business, (v) changes to the management of Home Point or the Home Point Board of Directors, (vi) a class of securities of Home Point being delisted from a national securities exchange or ceasing to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association or (vii) a class of equity securities of Home Point being eligible for termination of registration pursuant to Section 12(g) of the Exchange Act.

To the best knowledge of Mr. Cooper and Purchaser, no employment, equity contribution, or other agreement, arrangement or understanding between any executive officer or director of Home Point, on the one hand, and Mr. Cooper, Purchaser or Home Point, on the other hand, existed as of the date of the Merger Agreement, and neither the Offer nor the Merger is conditioned upon any executive officer or director of Home Point entering into any such agreement, arrangement or understanding.

It is possible that certain members of Home Point’s current management team will enter into new employment arrangements with Mr. Cooper or the Surviving Corporation after the completion of the Offer and the Merger. Any such arrangements with the existing management team are currently expected to be entered into after the completion of the Offer and will not become effective until after the completion of the Merger, if at all. There can be no assurance that any parties will reach an agreement on any terms, or at all.

The Board of Directors of the Surviving Corporation at and immediately following the Effective Time will consist of the members of the Board of Directors of Purchaser immediately prior to the Effective Time. The officers of the Surviving Corporation at and immediately following the Effective Time will consist of the officers of Home Point immediately prior to the Effective Time.

At the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation will be amended and restated to be identical to the certificate of incorporation and bylaws of Purchaser, until thereafter amended in accordance with the applicable provisions of the certificate of incorporation and bylaws of the Surviving Corporation and the DGCL, except that (i) in each case, the name of the Surviving Corporation will be “Home Point Capital Inc.” and (ii) the indemnity provisions will be the same as those under Home Point’s certificate of incorporation and bylaws, respectively, in each case as in effect as of the date of the Merger Agreement.

13. Certain Effects of the Offer.

Market for the Shares. If the Offer is successful, there will be no market for the Shares because Purchaser intends to consummate the Merger as soon as practicable following (but in any event on the same date as) the Offer Acceptance Time and subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement.

Stock Quotation. The Shares are currently listed on Nasdaq. Immediately following the consummation of the Merger (which is expected to occur as soon as practicable following (but in any event on the same date as) the Offer Acceptance Time), the Shares will no longer meet the requirements for continued listing on Nasdaq because the only stockholder will be Purchaser. Immediately following the consummation of the Merger, we intend and will cause Home Point to delist the Shares from Nasdaq.

Margin Regulations. The Shares are currently “margin securities” under the Regulations of the Board of Governors of the Federal Reserve System (which we refer to as the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding the market for the Shares and stock quotations, it is possible that, following the Offer, the Shares would no longer constitute “margin securities” for the purposes of the margin regulations of the Federal Reserve Board and, therefore, could no longer be used as collateral for loans made by brokers.

Exchange Act Registration. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of Home Point to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by Home Point to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to Home Point, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders’ meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions. Furthermore, the ability of “affiliates” of Home Point and persons holding “restricted securities” of Home Point to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. We intend and will cause Home Point to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Merger as the requirements for termination of registration are met.

14. Dividends and Distributions.

The Merger Agreement provides that from the date of the Merger Agreement to the date of the Effective Time, except as otherwise required or expressly permitted in the Merger Agreement, Home Point will not, and will not permit any of its subsidiaries to, declare, set aside or pay any dividend or make any other distribution in respect of its capital stock (including the Shares).

15. Conditions to the Offer.

The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not validly withdrawn) pursuant to the Offer is subject to the satisfaction of the conditions set forth in clauses (A) through (J) below. Accordingly, notwithstanding any other provision of the Offer or the Merger Agreement to the contrary, Purchaser is not required to accept for payment or (subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act) pay for, and may delay the acceptance for payment of, or (subject to any such rules and regulations) the payment for, any tendered Shares, and, to the extent permitted by the Merger Agreement, may terminate the Offer: (i) upon termination of the Merger Agreement in accordance with its terms; and (ii) at any scheduled Expiration Date (subject to any extensions of the Offer pursuant to the terms of the Merger Agreement), if: (i) the Minimum Condition and the Termination Condition are not be satisfied by 5:00 p.m. Eastern Time on the Expiration Date; or (B) any of the additional conditions set forth below are not satisfied or waived in writing by Mr. Cooper:

(A)

there have been validly tendered and not validly withdrawn Shares that, considered together with all other Shares (if any) beneficially owned by Mr. Cooper and its affiliates, represent at least one more Share than 50% of the sum of (x) the total number of Shares outstanding at the time of the expiration of the Offer, plus (y) the total number of Shares that Home Point would be required to issue upon conversion, settlement, exchange or exercise of all options, warrants, rights or securities outstanding at the time of the expiration of the Offer that are convertible, exchangeable or exercisable into Shares (whether then outstanding or for which the conversion, settlement, exchange or exercise date has already occurred, but in any event without duplication) (which we refer to as the “Minimum Condition”); provided, however, that for purposes of determining whether the Minimum Condition has been satisfied, Mr. Cooper, Purchaser and Home Point will exclude Shares tendered in the Offer pursuant to guaranteed delivery procedures that have not yet been “received” (as such term is defined in Section 251(h)(6)(f) of the DGCL);

(B)

each of the representations and warranties of Home Point contained in the Merger Agreement, without giving effect to any materiality or “Company Material Adverse Effect” or similar qualifications therein, is true and correct as of the Offer Acceptance Time, except for such failures to be true and correct as would not, individually or in the aggregate, have a Company Material Adverse Effect (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties must be so true and correct as of such specific date only); provided, however, that the representations and warranties contained in (i) Sections 4.1 (Organization and Qualification; Subsidiaries), 4.3 (Authority Relative to Agreement), Section 4.20 (Brokers), 4.21 (Opinion of Financial Advisor) and 4.23 (Takeover Statutes) of the Merger Agreement without giving effect to any “materiality” or “Company Material Adverse Effect” or similar qualifications therein, are required to be true and correct in all material respects as of the Offer Acceptance Time (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties must be so true and correct as of such specific date only), (ii) Sections 4.2(a) (Capitalization), 4.2(d)(ii) (on an aggregate basis and not with respect to any individual Company Equity Award) and 4.2(d)(iii) (on an aggregate basis and not with respect to any individual Home Point equity award) of the Merger Agreement are required to be true and correct in all respects as of the Offer Acceptance Time (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties must be so true and correct as of such specific date only) other than for inaccuracies that individually or in the aggregate are de minimis relative to the total fully diluted equity capitalization of Home Point and (iii) Section 4.9(ii) of the Merger Agreement (Absence of Certain Changes) is required to be true and correct in all respects as of the Offer Acceptance Time (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties must be so true and correct as of such specific date only);

(C)	from the date of the Merger Agreement until the Offer Acceptance Time, no Company Material Adverse Effect has occurred;

(D)	Home Point has performed or complied in all material respects with its obligations required under the Merger Agreement to be performed or complied with on or prior to the Offer Acceptance Time;

(E)

any waiting period (or any extension thereof) applicable to the consummation of the transactions contemplated by the Merger Agreement, including the Offer, under the HSR Act has expired or been terminated or early termination thereof has been granted, and there are not in effect any voluntary agreement with a governmental authority not to consummate the Offer or the Merger;

(F)

all consents from and notices to federal and state regulators and government-sponsored enterprises required by the Merger Agreement have been obtained or made, as applicable. The Merger Agreement provides that consents are required from the Government National Mortgage Association, Federal Home Loan Mortgage Corporation, Federal National Mortgage Association and New York, Virginia, Louisiana, Michigan, Missouri and Nevada state mortgage regulators and that notices are required to the Federal Housing Administration, U.S. Department of Agriculture Rural Development, U.S. Department of Veteran Affairs and certain state mortgage lender, collection agency and similar regulators;

(G)

Home Point has delivered a certificate to Mr. Cooper, dated as of the date of the Offer Acceptance Time and duly executed by a senior executive officer (or similar authorized person) of Home Point, certifying to the effect that the conditions set forth in the foregoing clauses (B), (C) and (D) have been satisfied;

(H)

no governmental authority of competent jurisdiction in any jurisdiction in which Home Point, Mr. Cooper or any of their respective affiliates have any business operations has enacted, issued, promulgated, enforced or entered any law or order which is then in effect and has the effect of restraining, enjoining, rendering illegal or otherwise prohibiting the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Merger;

(I)

the purchase and sale of the Servicing Rights pursuant to and in accordance with the MSR Purchase Agreement has been consummated at least two (2) business days prior to the Expiration Date (which we refer to as the “MSR Purchase Condition”); and

(J)	the Merger Agreement has not been terminated in accordance with its terms (which we refer to as the “Termination Condition”).

The foregoing conditions are for the sole benefit of Mr. Cooper and Purchaser and (except for the Minimum Condition and the Termination Condition) may be waived by Mr. Cooper and Purchaser, in whole or in part at any time and from time to time, in the sole discretion of Mr. Cooper and Purchaser.

16. Certain Legal Matters; Regulatory Approvals.

General. Except as described in this Section 16, based on our examination of publicly available information filed by Home Point with the SEC and other information concerning Home Point, we are not aware of any governmental license or regulatory permit that appears to be material to Home Point’s business that might be adversely affected by our acquisition of Shares as contemplated herein or of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by Purchaser or Mr. Cooper as contemplated herein. Should any such approval or other action be required, we currently contemplate that, except as described below under “State Takeover Laws,” such approval or other action will be sought. While we do not currently intend to delay acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that if such approvals were not obtained or such other actions were not taken, adverse consequences might not result to Home Point’s business, any of which under certain conditions specified in the Merger Agreement, could cause us to elect to terminate the Offer without the purchase of Shares thereunder under certain conditions. See Section 15 — “Conditions to the Offer.”

Compliance with the HSR Act. Under the HSR Act, and the related rules and regulations promulgated thereunder, certain transactions, including the Offer and the MSR Purchase, may not be consummated until notifications have been given and information has been furnished to the FTC and the DOJ and all statutory waiting period requirements have been satisfied. On May 24, 2023, each of Mr. Cooper and Home Point filed Notification and Report Forms under the HSR Act with the FTC and the DOJ in connection with the purchase of Shares in the Offer and the MSR Purchase. The initial waiting period under the HSR Act with respect to the Offer will expire at 11:59 pm on June 8, 2023. The initial waiting period under the HSR Act with respect to the MSR Purchase will expire at 11:59 pm on June 23, 2023. This period may be lengthened if Mr. Cooper voluntarily withdraws and refiles to allow for a second fifteen (15)-day waiting period, in the case of the Offer, or a second thirty (30)-day waiting period, in the case of the MSR Purchase, or if the reviewing agency issues a request for additional information and documentary material, in which case the waiting period will expire ten (10) days after the date Mr. Cooper has certified its substantial compliance with such request.

At any time before or after the expiration of the statutory waiting periods under the HSR Act, or before or after the effective time, the DOJ or the FTC may take action under the antitrust laws, including seeking to enjoin the completion of the Offer or the MSR Purchase, to rescind the Offer or the MSR Purchase or to conditionally permit completion of the Offer or the MSR Purchase subject to regulatory conditions or other remedies. In addition, U.S. state attorneys general could take action under the antitrust laws as they deem necessary or desirable in the public interest, including, without limitation, seeking to enjoin the completion of the Offer or the MSR Purchase or permitting completion subject to regulatory conditions. Private parties may also seek to take legal action under the antitrust laws under some circumstances. Although neither Mr. Cooper or Home Point believes that the Offer or the MSR Purchase violates the antitrust laws, there can be no assurance that a challenge to the Offer or the MSR Purchase on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

Other Regulatory Approvals. The Offer is conditioned on obtaining consents from state mortgage regulators in the following states for either the surrender of applicable licenses or the change of control of Home Point: New York, Virginia, Louisiana, Michigan, Missouri and Nevada. In addition to the foregoing state-level consents, consents are required from the Government National Mortgage Association, Federal Home Loan Mortgage Corporation and Federal National Mortgage Association.

The Offer is further conditioned on Home Point providing notices to the Federal Housing Administration, the U.S. Department of Agriculture and the U.S. Department of Veterans Affairs, as well as to various regulatory authorities in forty-six (46) states, the District of Columbia and New York City, Yonkers, and Buffalo, New York.

As of May 25, 2023, each of the aforementioned federal agencies, state regulatory agencies, or government-sponsored enterprises have received notice regarding the transaction. Missouri and Virginia have confirmed that each will not require a formal change of control approval of the transaction.

See Section 15 — “Conditions to the Offer.”

State Takeover Laws. Home Point is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL prevents a Delaware corporation from engaging in a “business combination” (defined to include mergers and certain other actions) with an “interested stockholder” (including a person who owns or has the right to acquire 15% or more of a corporation’s outstanding voting stock) for a period of three (3) years following the date such person became an “interested stockholder” unless, among other things, the “business combination” is approved by the board of directors of such corporation before such person became an “interested stockholder.” The Home Point Board of Directors has taken all action necessary under the DGCL to ensure that no such restrictions apply to the Offer, Merger or any other transactions contemplated by the Merger Agreement and has approved the Merger Agreement, the Support Agreement and the transactions contemplated thereby, including the Offer and the Merger, for purposes of Section 203 of the DGCL.

Home Point has opted out of Section 203 and therefore provisions of Section 203 are inapplicable to Home Point. However, Home Point’s charter contains provisions that are similar to Section 203. Specifically, Home Point’s charter provides that Home Point shall not engage in any business combination (as defined below), at any point in time at which Home Point common stock is registered under Section 12(b) or 12(g) of the Exchange Act, with any interested stockholder (as defined below) for a period of three (3) years following the time that such stockholder became an interested stockholder, unless:

•	prior to such time, the Home Point Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, or

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock (as defined below) of Home Point outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

•

at or subsequent to such time, the business combination is approved by the Home Point Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2⁄3% of the outstanding voting stock of Home Point which is not owned by the interested stockholder.

In accordance with the provisions Home Point’s charter, the Home Point Board has approved the Merger Agreement and the Merger, as described above, and Mr. Cooper and Purchaser have represented and warranted to Home Point in the Merger Agreement that neither they nor any of their respective affiliates is or has been during the past three years an interested stockholder of Home Point. Therefore, and assuming the truth of that representation, the restrictions set forth in Home Point’s charter do not apply to the Offer or the Merger.

Home Point, directly or through subsidiaries, may be deemed to be conducting business in a number of states throughout the United States, some of which have enacted takeover laws. We do not know whether any of these laws will, by their terms, apply to the Offer or the Merger and have not attempted to comply with any such laws. Should any person seek to apply any state takeover law, we will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event any person asserts that the takeover laws of any state are applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, we may be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, we may be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, we may not be obligated to accept for payment any Shares tendered in the Offer. See Section 15 — “Conditions to the Offer.”

Going Private Transactions. The SEC has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain “going private” transactions, and which may under certain circumstances be applicable to the Merger or other business combination following the purchase of Shares pursuant to the Offer in which we seek to acquire the remaining Shares not then held by us. We believe that Rule 13e-3 under the Exchange Act will not be applicable to the Merger because (i) we were not, at the time the Merger Agreement was executed, and are not, an affiliate of Home Point (for purposes of the Exchange Act); (ii) it is anticipated that the Merger will be effected as soon as practicable after the consummation of the Offer (and in any event within one (1) year following the consummation of the Offer); and (iii) in the Merger, stockholders will receive the same price per Share as the Offer Price.

Stockholder Approval Not Required. Section 251(h) of the DGCL provides that stockholder approval of a merger is not required if certain requirements are met, including that (1) the acquiring company consummates a tender offer for any and all of the outstanding common stock of Home Point to be acquired that, absent Section 251(h) of the DGCL, would be entitled to vote on the merger, and (2) following the consummation of such tender offer, the acquiring company owns at least such percentage of the stock of Home Point to be acquired that, absent Section 251(h) of the DGCL, would be required to adopt the merger. If the Minimum Condition is satisfied and we accept Shares for payment pursuant to the Offer, we will have received a sufficient number of Shares to ensure that Home Point will not be required to submit the adoption of the Merger Agreement to a vote of the stockholders of Home Point. If an Offer Termination has not occurred, following the consummation of the Offer and subject to the satisfaction of the remaining conditions set forth in the Merger Agreement, Mr. Cooper, Purchaser and Home Point will take all necessary and appropriate action to effect the Merger as soon as practicable after the Offer Acceptance Time, without a meeting of stockholders of Home Point in accordance with Section 251(h) of the DGCL.

17. Appraisal Rights.

No appraisal rights are available to the holders of Shares in connection with the Offer. If the Merger is consummated, appraisal rights will be available in connection with the Merger as further described below, but, although the availability of appraisal rights depends on the Merger being consummated, stockholders who wish to exercise such appraisal rights must do so no later than the time of the consummation of the Offer, even though the Merger will not have been consummated as of such time. If the Merger is consummated, the holders of Shares immediately prior to the Effective Time who (i) did not tender their Shares in the Offer; (ii) demand appraisal in accordance with the procedures set forth in Section 262 of the DGCL; and (iii) do not thereafter withdraw their demand for appraisal of such Shares or otherwise lose their appraisal rights, in each case in accordance with the DGCL, will be entitled to have their Shares appraised by the Delaware Court of Chancery and receive payment of the “fair value” of such Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, as determined by such court.

The “fair value” of any Shares could be based upon considerations other than, or in addition to, the price paid in the Offer and the market value of such Shares. Holders of Shares should recognize that the value so determined could be higher or lower than, or the same as, the Offer Price or the consideration payable in the Merger (which is equivalent in amount to the Offer Price). Moreover, we may argue in an appraisal proceeding that, for purposes of such proceeding, the fair value of such Shares is less than such amount.

Under Section 262 of the DGCL, where a merger is approved under Section 251(h), either a constituent corporation before the effective date of the merger, or the surviving corporation within ten (10) days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of Section 262 of the DGCL. The Schedule 14D-9 will constitute the formal notice of appraisal rights under Section 262 of the DGCL.

As will be described more fully in the Schedule 14D-9, if a stockholder elects to exercise appraisal rights under Section 262 of the DGCL, such stockholder must do all of the following:

•

by the later of the consummation of the Offer and twenty (20) days after the mailing of the Schedule 14D-9, deliver to Home Point a written demand for appraisal of Shares held, which demand must reasonably inform Home Point of the identity of the stockholder and that the stockholder is demanding appraisal;

•	not tender their Shares in the Offer; and

•	continuously hold of record the Shares from the date on which the written demand for appraisal is made through the Effective Time.

The foregoing summary of the appraisal rights of stockholders under the DGCL does not purport to be a complete statement of the procedures to be followed by stockholders desiring to exercise any appraisal rights available thereunder and is qualified in its entirety by reference to Section 262 of the DGCL. The proper exercise of appraisal rights requires strict and timely adherence to the applicable provisions of the DGCL. A copy of Section 262 of the DGCL will be included as Annex B to the Schedule 14D-9.

The information provided above is for informational purposes only with respect to your alternatives if the Merger is consummated. If you tender your Shares pursuant to the Offer, you will not be entitled to exercise appraisal rights with respect to your Shares but, instead, subject to the Offer Conditions, you will receive the Offer Price for your Shares.

18. Fees and Expenses.

Mr. Cooper has retained D.F. King & Co., Inc. to be the Information Agent and Equiniti Trust Company to be the Depository in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominees to forward materials relating to the Offer to beneficial owners of Shares.

The Information Agent and the Depository will each receive reasonable and customary compensation for their respective services in connection with the Offer, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws.

Neither Mr. Cooper nor Purchaser will pay any fees or commissions to any broker or dealer or to any other person (other than to the Depository and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

19. Miscellaneous.

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

No person has been authorized to give any information or to make any representation on behalf of Mr. Cooper or Purchaser not contained herein or in the Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, bank, trust company, fiduciary or other person shall be deemed to be the agent of Purchaser, Depository or the Information Agent for the purpose of the Offer.

Purchaser has filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. Home Point has advised Purchaser that it will file with the SEC on the date on which Mr. Cooper and Purchaser file the Offer documents with the SEC its Solicitation/Recommendation Statement on Schedule 14D-9 setting forth the recommendation of the Home Point Board of Directors with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. Copies of such documents, and any amendments thereto, may, when filed, be obtained from the SEC in the manner set forth under Section 7 — “Certain Information Concerning Home Point” above.

Heisman Merger Sub, Inc.

May 26, 2023

SCHEDULE I —INFORMATION RELATING TO MR. COOPER AND PURCHASER

Mr. Cooper

The following table sets forth information about Mr. Cooper’s directors and executive officers as of May 26, 2023. The current business address of each person is c/o Mr. Cooper Group Inc., 8950 Cypress Waters Boulevard, Coppell, Texas 75019, and the business telephone number is (469)-549-2000. Except as provided below, all directors and executive officers listed below are citizens of the United States.

Name	Age	Position
Jay Bray	56	Chief Executive Officer, Chair of the Board and Director
Kurt Johnson	53	Executive Vice President, Chief Financial Officer
Chris Marshall	63	Vice Chairman, President
Carlos Pelayo	55	Executive Vice President, Chief Legal Officer
Michael Rawls	53	Chief Executive Officer—Xome
Busy Burr	61	Director
Roy Gunthrie	69	Director
Daniela Jorge	51	Director
Michael Malone	69	Director
Shveta Mujumdar	44	Director
Tagar Olson	45	Director
Steve Scheiwe	62	Director

Executive Officers of Mr. Cooper

Jay Bray

Mr. Bray has more than 30 years of experience in the mortgage servicing and originations industry, and played a critical role in leading the servicing market shift to non-banks following the financial crisis and led the growth of our portfolio from a start of $21 billion UPB in 2008 to more than $870 billion today, making us the largest non-bank servicer. Mr. Bray’s in-depth experience and understanding of financial services and Mr. Cooper’s business and operations qualify him to serve as a Mr. Cooper Group director.

Professional Experience:

•	Chief Executive Officer of Mr. Cooper since July 2018

•	Mr. Cooper’s President from July 2018 to June 2021

•	Nationstar’s

•	Director since 2012 & CEO since February 2012

•	President from June 2015 to June 2021

•	EVP & Chief Financial Officer from May 2011 to February 2012

•	Nationstar’s wholly-owned subsidiary, Nationstar Mortgage LLC’s

•	Chief Executive Officer & Manager since October 2011

•	President from July 2011 to June 2021

•	Chief Financial Officer from May 2000 until September 2012

•	Executive Chairman of Xome Holdings LLC since September 2015

•	Various leadership roles at Bank of America and predecessor entities from 1994 to 2000

•	Various roles at Arthur Andersen from 1988 to 1994

•	In addition to public company Boards noted below, serves on the Boards of:

•	Swell Financial, Inc., a privately-held financial technology company, since February 2022

•	Dallas Area Habitat for Humanity since March 2022

Other Public Company Directorships:

•	Current

•	Elevate Credit, Inc.

•	Past Five Years

•	Nationstar

Kurt Johnson

Mr. Johnson has more than 20 years of experience in the mortgage-banking industry.

Professional Experience:

•	Mr. Cooper’s Executive Vice President & Chief Financial Officer since March 2023

•	Executive Vice President & Chief Risk and Compliance Officer from April 2021 to March 2023

•	Executive Vice President & Chief Credit and Risk Officer from February 2021 to April 2021

•	Senior Vice President & Chief Credit Officer of Nationstar Mortgage LLC from July 2019 to February 2021

•	Senior Vice President of Nationstar Mortgage LLC from November 2015 to July 2019

•	Led Project Titan, Mr. Cooper’s initiative to enhance servicing technology

•	Senior leadership positions at OneWest Bank for six years

•	Assisted FDIC in developing a streamlined modification program, the template for the Home Affordable Modification Program (HAMP)

Chris Marshall

Mr. Marshall has held key leadership positions in the banking and finance industry for more than 20 years.

Professional Experience:

•	Mr. Cooper’s Vice Chairman since January 2019

•	Mr. Cooper’s President since June 2021

•	Mr. Cooper’s Chief Financial Officer from March 2019 to April 2022

•	Vice Chairman of Nationstar and Nationstar Mortgage LLC since March 2019

•	President of Nationstar and Nationstar Mortgage LLC since June 2021

•	Chief Financial Officer of Nationstar and Nationstar Mortgage LLC from March 2019 to May 2022

•	Executive Chairman at Tax Guard Inc., a leading provider of federal tax payment data to banks and specialty lenders in 2018

•	Co-Founder and Executive Vice President & Chief Financial Officer at Capital Bank Financial Corp. from October 2009 to December 2017

•	Chief Restructuring Officer of GMAC, Inc. (now Ally Financial, Inc.) from May 2009 to October 2009

•	Advisor to The Blackstone Group, L.P. from July 2008 to March 2009

•	Executive Vice President & Chief Financial Officer of Fifth Third Bancorp from 2006 to 2008

•	Various senior executive roles at Bank of America Corporation

•	Various senior-leadership roles at:

•	Honeywell International Inc.

•	AlliedSignal Technical Services Corporation

•	TRW, Inc.

Carlos Pelayo

Mr. Pelayo has more than 20 years of experience in the legal field, and has extensive experience in financial services, regulatory compliance, litigation, capital markets and transactional work.

Professional Experience:

•	Mr. Cooper’s Executive Vice President & Chief Legal Officer since February 2023

•	Managing Director and Legal Executive for Merrill Lynch Wealth Management, a division of Bank of America from December 2014 to February 2023

•	Managing Director and General Counsel for Barclays’s investment-driven private banking business in the Americas from May 2007 to December 2014

•	Senior Vice President, Legal for Lehman Brothers (prior to its acquisition by Barclays)

•	Senior Associate for Davis Polk & Wardwell LLP from 2001 to May 2007

•	Judicial Law Clerk for the Honorable Jan E. Dubois, United States Judge for the Eastern District of Pennsylvania from 1999 to 2000

Michael Rawls

Mr. Rawls has more than 20 years of expertise in mortgage operations, concentrating in loss mitigation, foreclosure, bankruptcy and real estate owned portfolios.

Professional Experience:

•	Chief Executive Officer of Xome Holdings LLC, an indirect wholly-owned subsidiary of Mr. Cooper since January 2020

•	Mr. Cooper’s Executive Vice President, Servicing from July 2018 to January 2020

•	Executive Vice President, Servicing of Nationstar and Nationstar Mortgage LLC from June 2015 to January 2020

•	President of Champion Mortgage from 2014 to June 2015

•	Executive Vice President, Default at Nationstar from 2013 to 2014

•	Senior Vice President, Loss Mitigation at Nationstar from 2008 to 2013

•	Various key positions at Nationstar from 2000 to 2008

Directors of Mr. Cooper

Busy Burr

Ms. Burr is a C-level, cross-industry, marketing, innovation, and strategy leader with a career driving customer-centric growth strategy from Fortune 100 global enterprises to high-growth start-ups. She has successes in financial services, technology and retail with depth in business development, branding, innovation, digital technology, and communications. Ms. Burr is a recognized expert in and frequent speaker on driving innovative growth in large corporations through customer-focused strategy and disciplined execution.

Professional Experience:

•	Interim Chief Executive Officer of Rite Aid Corporation since January 2023

•	President & Chief Commercial Officer of Carrot, Inc., a venture-backed digital health company, from November 2019 to August 2021

•	Chief Innovation Officer & Vice President, Healthcare Trend at Humana, Inc., a for-profit health insurance company, from March 2015 to September 2018

•	Founded Humana Health Ventures, the venture capital investing practice

•	Managing Director of Citi Ventures and Global Head of Business Incubation of Citigroup, Inc. from January 2011 to January 2015

•	Entrepreneur-in-Residence at eBay, Inc. from January 2010 to January 2011

•	Various senior-leadership roles at:

•	Credit Suisse Group AG (formerly Credit Suisse First Boston)

•	Homestead Technologies Inc.

•	Gap Inc.

•	Investment Banker for Morgan Stanley

•

In addition to the public company Boards of Directors noted below, serves on the Board of Directors of Satellite Healthcare Inc., a not-for-profit provider of kidney dialysis services, since December 2018

•	Previously served as an investor in, and board observer of:

•	Omada Health, Inc.

•	Aspire Health, Inc.

•	Livongo Health, Inc.

Other Public Company Directorships:

•	Current:

•	Rite Aid Corporation

•	SVB Financial Group

•	Past Five Years:

•	None

Roy Guthrie

Mr. Guthrie has valuable expertise in financial services as well as extensive experience as an executive officer and director of public companies.

Professional Experience:

•

Chairman of the Executive Committee of Renovate America, Inc. (a privately-held corporation), which provides an energy efficiency and renewable energy home improvement financing platform, since September 2018

•	Served as Chief Executive Officer from October 2017 to September 2018

•	Independent Lead Director:

•	Nationstar from July 2017 to July 2018

•	Mr. Cooper from July 2018 to March 2021

•	Executive Vice President of Discover Financial Services, a direct banking and payment services company, from 2005 to 2012

•	Served as Chief Financial Officer from 2005 to 2011

•	Served as Treasurer from 2009 to 2010

•	President & Chief Executive Officer of CitiFinancial International, LTD, a consumer finance business of Citigroup Inc., from 2000 to 2004

•	Served on Management Committee

•	Chief Financial Officer of Associates First Capital Corporation from 1996 to 2000, while a public company

•	Served as a member of its Board of Directors from 1998 to 2000

Other Public Company Directorships:

•	Current:

•	OneMain Holdings, Inc.

•	Synchrony Financial

•	Past Five Years:

•	Cascade Acquisition Corp.

•	Lifelock, Inc.

•	Nationstar

Daniela Jorge

Ms. Jorge is a consumer technology executive with experience leading product design at recognizable Fin-tech brands. She is an expert at deepening the customer experience through emerging technologies, and is noted for her customer-centricity and cross-functional leadership. Ms. Jorge is a transformational leader with success unlocking the business value of design to fuel profitable growth. She has deep expertise in customer success and using data to enhance customer relationships and broaden product offerings.

Professional Experience:

•	Chief Design Officer at PayPal, a leading financial technology company and online payments system, since November 2020

•	Previously served as Vice President of Design and Research from April 2016 to November 2020

•	Vice President of Digital Design and User Experience at AT&T Inc. from April 2014 to April 2016

•	Various senior leadership roles at:

•	eBay Inc.

•	Intuit Inc.

•	Yahoo!

•	Kaiser Permanente

•	Kodak

•	Serves on the Board of Directors of BayBrazil, a non-profit technology community

•	Serves as a board advisor at Loft Brasil, Tecnologia LTDA, a privately-held Brazilian real estate technology company

Other Public Company Directorships:

•	Current:

•	None

•	Past Five Years:

•	None

Michael Malone

Mr. Malone has extensive experience in financial services and real estate and has served on other public companies’ boards.

Professional Experience:

•	Former Managing Director of Fortress Investment Group LLC, a global investment management group, from February 2008 until February 2012

•	Led Charlotte, North Carolina office

•	Responsible for the business of the capital formation group in the southeast and southwest regions of the United States

•	Retired from Bank of America in November 2007, after nearly 24 years of service as Senior Executive Banker and Managing Director

•

Worked in and ran a number of investment banking businesses for the bank and its subsidiary, Banc of America Securities LLC, including real estate, gaming, lodging, leisure and the financial sponsors businesses

Other Public Company Directorships:

•	Current:

•	Walker & Dunlop, Inc.

•	Past Five Years:

•	Nationstar

•	New Senior Investment Group

Shveta Mujumdar

Ms. Mujumdar has extensive strategy, mergers & acquisitions, and operational experience. Her career has spanned multiple industries including financial services, education, and technology, specifically software and consumer internet. She is a transformational leader, and her financial acumen has helped her to scale businesses through strategy and mergers & acquisitions. She has experience in driving a customer-obsessed product innovation-oriented culture.

Professional Experience:

•	Senior Vice President, Corporate Development for Intuit, Inc., a business and financial software company, since February 2022

•	Head of Corporate Development for Block, Inc. (formerly Square, Inc.), a financial services and digital payments company from November 2021 to February 2022

•	Vice President, Corporate Development for Intuit, Inc. from September 2016 to November 2021

•	Vice President, Corporate Development for Lynda.com from February 2013 until its acquisition by LinkedIn in May 2015

•	Continued as a consultant for LinkedIn until August 2015

•	Various senior-leadership roles at:

•	QuinStreet

•	LiveNation/Ticketmaster

•	Goldman Sachs Group

•	Deloitte

•	Member of the Board of Trustees for Whittier College, a four-year liberal arts college in Southern California

Other Public Company Directorships:

•	Current:

•	None

•	Past Five Years:

•	None

Tagar Olson

Mr. Olson’s has extensive experience in corporate financings, mergers, acquisitions, investments and strategic transactions, relationships in the investment banking and private equity industries and experience in identifying potential merger and acquisition candidates.

Professional Experience:

•	Founder of Integrum Holdings LP, an investment firm focused on partnering with technology-enabled services companies, since 2021

•	Management Committee member

•	Investment Committee chair

•	Partner at KKR from 2002 to December 2019

•	Served as head of financial services and hospitality and leisure industry teams

•	Served as member of:

•	Investment Committee (America’s Private Equity platform)

•	Portfolio Management Committee (America’s Private Equity platform)

•	Global Investment, Markets and Distribution Committee

•	Played significant role in many other financial services sector investments

•	Previous role at Evercore Partners Inc.

•	Co-founder of the DHPS Foundation, a charitable organization dedicated to the research and treatment of rare genetic diseases

•	Serves on the boards of directors of a number of privately-held companies

Other Public Company Directorships:

•	Current:

•	None

•	Past Five Years:

•	First Data Corporation (now known as Fiserv, Inc.)

Steve Scheiwe

Mr. Scheiwe has a high level of financial literacy, broad experience serving as a board member of public and private companies, experience in mergers, acquisitions and financing, legal acumen and experience serving on audit committees.

Professional Experience:

•

President of Ontrac Advisors, Inc., a privately-held company which offers analysis and management services to private equity groups, privately held companies and funds managing distressed corporate debt issues, since 2001

•

In addition to the public company Boards of Directors noted below, he serves on the Board of Directors of Penn Treaty American Corporation, a privately-held company operating through three insurance company subsidiaries, since August 2022

•	Previously served on the boards of directors of several other public and privately-held companies in the last ten (10) years

Other Public Company Directorships:

•	Current:

•	Atlas Financial Holdings, Inc.

•	F45 Training Holdings Inc.

•	Past Five Years:

•	Alimco Financial Corporation

•	Verso Corporation

Purchaser

The following table sets forth information about Purchaser’s directors and executive officers as of May 26, 2023. The current business address of each person is c/o Mr. Cooper Group Inc., 8950 Cypress Waters

Boulevard, Coppell, Texas 75019, and the business telephone number is (469)-549-2000. All directors and executive officers listed below are citizens of the United States.

Name	Age	Position
Ethan Elzen	43	Director
Kurt Johnson	53	President and Treasurer
Elisabeth Gormley	52	Vice President and Secretary

Directors and Executive Officers of Purchaser

Ethan Elzen

Mr. Elzen is a director of Purchaser. He has over 20 years of experience in the financial services industry.

Professional Experience

•	Mr. Cooper’s EVP of Business Development and Operational Finance since 2022

•	SVP and CFO of Mr. Cooper Originations Business and Xome from 2020 to 2022

•	President of Colorado Federal Savings Bank from 2014 to 2020

•	Director, Financial Institutions Group, at UBS Investment Bank from 2010 to 2014

•	VP, Corporate Restructuring at Ally Financial from 2009 to2010

Kurt Johnson

Mr. Johnson is President and Treasurer of Purchaser. Mr. Johnson has more than 20 years of experience in the mortgage-banking industry.

Professional Experience:

•	Mr. Cooper’s Executive Vice President & Chief Financial Officer since March 2023

•	Executive Vice President & Chief Risk and Compliance Officer from April 2021 to March 2023

•	Executive Vice President & Chief Credit and Risk Officer from February 2021 to April 2021

•	Senior Vice President & Chief Credit Officer of Nationstar Mortgage LLC from July 2019 to February 2021

•	Senior Vice President of Nationstar Mortgage LLC from November 2015 to July 2019

•	Led Project Titan, Mr. Cooper’s initiative to enhance servicing technology

•	Senior leadership positions at OneWest Bank for six years

•	Assisted FDIC in developing a streamlined modification program, the template for the Home Affordable Modification Program (HAMP)

Elisabeth Gormley

Ms. Gormley is the Vice President and Secretary of Purchaser. Ms. Gormley has over 20 years of experience in the legal field.

Professional Experience:

•	Mr. Cooper’s Vice President & Associate General Counsel since 2013 and Corporate Secretary since 2019

•	Corporate Counsel of Dr. Pepper Snapple Group from 2005 to 2013

•	Corporate Attorney at Weil, Gotshal & Manges from 2001 to 2005

The Letter of Transmittal and certificates evidencing Shares and any other required documents should be sent or delivered by each stockholder or its, his or her broker, dealer, commercial bank, trust company or other nominee to the Depository at one of its addresses set forth below:

The Depository for the Offer is:

EQUINITI TRUST COMPANY

By Mail:	By Hand or Overnight Courier:

Equiniti Trust Company Shareowner Services Voluntary Corporate Actions P.O. Box 64858 St. Paul, Minnesota 55164-0858	Equiniti Trust Company Shareowner Services Voluntary Corporate Actions 1110 Centre Pointe Curve, Suite 101 Mendota Heights, Minnesota 55120

Questions and requests for assistance may be directed to the Information Agent at its addresses and telephone numbers set forth below. Requests for copies of the Offer to Purchase, the related Letter of Transmittal and other materials related to the Offer may be directed to the Information Agent. Such copies will be furnished promptly at Purchaser’s expense. Stockholders may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer. Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent or the Depository) for soliciting tenders of Shares pursuant to the Offer.

The Information Agent for the Offer is:

D.F. King & Co., Inc.

48 Wall Street, 22nd floor

New York, NY 10005

Stockholders may call toll free: (866) 864-7964

Banks and Brokers may call collect: (212) 269-5550